Exhibit 99.2

Item 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INDEX

Introduction	7
Consolidated Results of Operations	14
Critical Accounting Estimates	18
Segment Reporting
Health Care	22
Disability and Life	27
International	29
Run-off Reinsurance	32
Other Operations	36
Corporate	37
Liquidity and Capital Resources	38
Investment Assets	45
Cautionary Statement	50

REVISIONS

Cigna Corporation is a holding company and is not an insurance company.  Its subsidiaries conduct various businesses, that are described in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (“2011 Form 10-K”).  As used in this document, “Cigna” and the “Company” may refer to Cigna Corporation itself, one or more of its subsidiaries, or Cigna Corporation and its consolidated subsidiaries.

The information contained herein revises selected sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) as previously presented in Item 7 of Part II of the Company’s 2011 Form 10-K.  As more fully described in Item 8.01 of this Current Report on Form 8-K, sections of the 2011 MD&A are being revised to reflect the following:

Changes in Accounting for Deferred Policy Acquisition Costs

    Effective January 1, 2012, the Company adopted the Financial Accounting Standards Board’s (“FASB”) amended guidance (ASU 2010-26) on accounting for costs to acquire or renew insurance contracts via retrospective adjustment of prior periods.  This guidance requires certain sales compensation and telemarketing costs related to unsuccessful efforts and any indirect costs of contract acquisition to be expensed as incurred.  The Company’s deferred acquisition costs arise from sales and renewal activities primarily in its International segment.

Implementation of this amended guidance has no impact on the underlying economic value or cash flows of the Company’s businesses, nor does it impact the Company’s liquidity or the statutory surplus of its insurance subsidiaries.  The effect on the Company’s shareholders’ equity, shareholders’ net income, and adjusted income from operations is summarized below.

(Dollars in millions)	2011	2010	2009
Adjusted income from operations - International
As previously reported	$289	$243	$182
Effect of amended accounting guidance	(67)	(66)	(10)
As currently reported	$222	$177	$172

Adjusted income from operations - Consolidated
As previously reported	$1,428	$1,277	$1,097
Effect of amended accounting guidance	(67)	(66)	(10)
As currently reported	$1,361	$1,211	$1,087

Shareholders’ income from continuing operations
As previously reported	$1,327	$1,345	$1,301
Effect of amended accounting guidance	(67)	(66)	(10)
As currently reported	$1,260	$1,279	$1,291

Shareholders’ equity
As previously reported	$8,344	$6,645	$5,417
Effect of amended accounting guidance	(350)	(289)	(219)
As currently reported	$7,994	$6,356	$5,198

The sections of the MD&A as previously reported in Item 7 of the Company’s 2011 Form 10-K that are being revised in whole or in part to reflect the retrospective adoption of the amended accounting guidance for deferred policy acquisition costs are as follows:

•                  Introduction — Overview of 2011 Results

•                  Consolidated Results of Operations

•                  Segment reporting — International Segment

•                  Liquidity and Capital Resources—Discussion of 2011 and 2010 cash flows from operating activities.  While there is no overall change in cash flows from operating activities, the components change.

With the exception of Market Risk, sections of the MD&A as previously reported in Item 7 of the Company’s 2011 Form 10-K that are not being revised are included  in order to provide context.

INTRODUCTION

Cigna is a global health services organization with insurance subsidiaries that are major providers of medical, dental, disability, life and accident insurance and related products and services.  In the U.S., the majority of these products and services are offered through employers and other groups (e.g. unions and associations) and, in selected international markets, Cigna offers supplemental health, life and accident insurance products and international health care coverage and services to businesses, governmental and non-governmental organizations and individuals.  In addition to its ongoing operations described above, the Company also has certain run-off operations, including a Run-off Reinsurance segment.

In this filing and in other marketplace communications, the Company makes certain forward-looking statements relating to its financial condition and results of operations, as well as to trends and assumptions that may affect the Company.  Generally, forward-looking statements can be identified through the use of predictive words (e.g. “Outlook for 2012”).  Actual results may differ from the Company’s predictions.  Some factors that could cause results to differ are discussed throughout Management’s Discussion and Analysis (“MD&A”), including in the Cautionary Statement beginning on page 50.  The forward-looking statements contained in this filing represent management’s current estimate as of the date of this filing.  Management does not assume any obligation to update these estimates.

The following discussion addresses the financial condition of the Company as of December 31, 2011, compared with December 31, 2010, and a comparison of results of operations for the years ended December 31, 2011, 2010 and 2009.

Unless otherwise indicated, financial information in the MD&A is presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  Certain reclassifications have been made to prior period amounts to conform to the presentation of 2011 amounts.   See Note 2 to the Consolidated Financial Statements for additional information.

Overview of 2011 Results

Summarized below are the key highlights for 2011.  For additional information, see the remaining sections of this MD&A, which discuss both consolidated and segment results in more detail.

Key Consolidated Financial Data

(Dollars in millions)	2011	2010	2009
Revenues	$21,988	$21,247	$18,410
Medical membership (in thousands)(1)	12,680	12,473	11,669
Shareholders’ income from continuing operations	$1,260	$1,279	$1,291
Adjusted income from operations (2)	$1,361	$1,211	$1,087
Cash flows from operating activities	$1,491	$1,743	$745
Shareholders’ equity	$7,994	$6,356	$5,198

(1)  Includes medical members of the Company’s Health Care segment as well as the International health care business, including global health benefits.

(2)  For a definition of adjusted income from operations, see the “Consolidated Results of Operations” section of this MD&A beginning on page 14.

Consolidated Results of Operations

•                       Revenues rose 3% in 2011, reflecting solid growth in the Company’s strategically targeted domestic and international customer segments of its ongoing health care, disability and life, and international businesses.  In addition, the increase in revenue reflects the effect of the programs to hedge equity and growth interest rate exposures in the run-off reinsurance operations. See the Run-off Reinsurance section of this MD&A beginning on page 32 for additional information.  These increases were partially offset by the exit from certain non-strategic markets, primarily the Medicare Advantage Individual Private Fee For Service (“Medicare IPFFS”) business.

•                       Medical membership increased 2%, reflecting growth in targeted markets, primarily the middle and select market segments domestically as well as growth in the global health benefits business. These increases were partially offset by exits from certain non-strategic markets, primarily Medicare IPFFS.

•                       Shareholders’ income from continuing operations decreased 1% in 2011, reflecting higher losses in the GMIB business substantially offset by higher overall earnings from the Company’s ongoing businesses.

•                       Adjusted income from operations increased 12% in 2011, continuing to demonstrate the value of the Company’s diversified portfolio of businesses, resulting in strong earnings contributions from each of the Company’s ongoing businesses.  These results were achieved primarily as a result of continued growth, effective execution of the Company’s business strategy and low medical services utilization trend in the health care business.

•                       Cash flows from operating activities in 2011 reflected the strong earnings contributions from the ongoing businesses, partially offset by pension plan contributions and claim run-out from the Medicare IPFFS business.

Liquidity and Financial Condition

During 2011, the Company entered into several transactions to strengthen its liquidity and financial condition as well as to strategically deploy its capital as follows:

•                       entered into an agreement to acquire HealthSpring, Inc. (“HealthSpring”) for approximately $3.8 billion in cash and Cigna stock awards.  The transaction closed on January 31, 2012;

•                       the HealthSpring acquisition was financed in part by the issuance of $2.1 billion of debt and 15.2 million shares of common stock for $650 million ($629 million net of underwriting discount and fees) in the fourth quarter of 2011.  As a result of these transactions, cash at the parent company was approximately $3.8 billion at December 31, 2011;

•                       acquired FirstAssist for approximately $115 million in the fourth quarter of 2011;

•                       contributed $250 million to its domestic qualified pension plans;

•                       repurchased 5.3 million shares of stock for $225 million; and

•                       entered into a new five-year revolving credit and letter of credit agreement for $1.5 billion, that permits up to $500 million to be used for letters of credit.  The credit agreement includes options to increase the commitment amount to $2.0 billion and to extend the term past June 2016.

Shareholders’ equity increased substantially during 2011, reflecting strong shareholders’ net income, increased invested asset values (primarily fixed maturities) reflecting lower market yields (largely due to lower interest rates), and the impact of the fourth quarter common stock issuance.  Those favorable items were partially offset by the unfavorable effects of the pension plan liability on shareholders’ equity due to a 100 basis point decline in the discount rate and  lower than expected asset returns.

Business Strategy

Cigna’s mission is to improve the health, well-being and sense of security of the individuals it serves around the world. Key to our mission and strategy is our customer-centric approach; we seek to engage our U.S.-based and global customers in maintaining and improving their health, well-being and sense of security by offering effective, easy-to-understand insurance, health and wellness products and programs that meet their unique individual needs.  We do this by providing access to relevant information to ensure informed buying decisions, partnering with physicians and care providers in the U.S. and around the world, and delivering a highly personalized customer experience.  This approach aims to deliver high quality care at lower costs for each of our stakeholders:  individuals, employers and government payors.

Cigna’s long-term growth strategy is based on: (1) repositioning the portfolio for growth in targeted geographies, product lines, buying segments and distribution channels; (2) improving its strategic and financial flexibility; and (3) pursuing additional opportunities in high-growth markets with particular focus on individuals.

Our mission is carried out through our enterprise growth strategy, which has the following three tenets:

•                  GO DEEP: Cigna seeks to drive scale by increasing presence and brand strength in key geographic areas, growing in targeted segments or capabilities, and deepening its relationships with current customers.

•                  GO GLOBAL: Cigna delivers a range of differentiated products and superior service to meet the distinct needs of a growing global middle class and a globally mobile workforce through expansion in existing international markets as well as extension of the Company’s business model to new geographic areas.

•                  GO INDIVIDUAL: Cigna strives to establish a deep understanding of its customers’ unique needs and to be a highly customer-centric organization through simplifying the buying process by providing choice, transparency of information, and a personalized customer experience. The Company’s goal is to build long-term relationships with each of the individuals it serves and meet their needs throughout the stages of their lives.

Cigna is also focused on improving its strategic and financial flexibility by driving further cost reductions in its Health Care operating expenses, improving its medical cost competiveness in targeted markets and effectively managing balance sheet exposures. For further discussion of the Company’s actions to manage its balance sheet exposures, see the section on “Run-off Operations” discussed below.

Key to the Company’s strategy is effectively deploying capital in  pursuing additional opportunities in high-growth markets.  Consistent with this objective, Cigna achieved a significant milestone with the acquisition of HealthSpring, Inc. in January 2012.  HealthSpring, a leading provider of medical benefits to the 65+ population through the Medicare Advantage program, strengthens Cigna’s ability to serve individuals across their life stages as well as deepens Cigna’s presence in a number of geographic markets. The addition of HealthSpring brings industry leading physician partnership capabilities and creates the opportunity to deepen Cigna’s existing client and customer relationships, as well as facilitates a broader deployment of Cigna’s range of health and wellness capabilities and product offerings.

For additional information on the Company’s business strategy, see the “Strategy” section of this Form 10-K beginning on page 2.

The Company’s ability to increase revenue, shareholders’ net income and operating cash flows from ongoing operations is directly related to progress in executing its strategy as well as other key factors, including the Company’s ability to:

•               profitably price products and services at competitive levels that reflect emerging experience;

•               effectively underwrite its product offerings and manage risk;

•               cross sell its various health and related benefit products;

•               invest available cash at attractive rates of return for appropriate durations; and

•               effectively deploy capital.

In addition to the Company-specific factors cited above, overall results are influenced by a range of economic and other factors, especially:

•                  cost trends and inflation for medical and related services;

•                  utilization patterns of medical and other services;

•                  employment levels;

•                  the tort liability system;

•                  developments in the political environment both domestically and internationally, including U.S. Health Care Reform;

•                  interest rates, equity market returns, foreign currency fluctuations and credit market volatility, including the availability and cost of credit in the future; and

•                  federal, state and international regulation.

The Company regularly monitors the trends impacting operating results from the above mentioned key factors to appropriately respond to economic and other factors affecting its operations, both in its ongoing and run-off operations.

Run-off Operations

The Company’s run-off reinsurance operations have significant exposures, primarily from its guaranteed minimum death benefits (“GMDB”, also known as “VADBe”) and guaranteed minimum income benefits (“GMIB”) products.  As part of its strategy to effectively manage these exposures, the Company operates an equity hedge program to substantially reduce the impact of equity market movements on the liability for the GMDB business.  In February 2011, the Company implemented additional hedges designed to offset a portion of the equity market risk for GMIB contracts and a portion of the interest rate risks related to GMDB and GMIB contracts. The Company actively monitors the performance of and will continue to evaluate further adjustments for these hedging programs.

These products are also influenced by a range of economic and behavioral factors that were not hedged or only partially hedged as of December 31, 2011, including:

•                       a portion of equity market risk for GMIB contracts;

•                       a portion of interest rate risks;

•                       future partial surrender impacts for GMDB contracts, including equity market risk and election rates;

•                       annuity election rates for GMIB contracts;

•                       mortality and lapse rates; and

•                       the collection of amounts recoverable from retrocessionaires.

In order to manage these factors, the Company

•                       actively studies policyholder behavior experience and adjusts future expectations based on the results of the studies, as warranted;

•                       actively monitors the hedging programs and will continue to evaluate further adjustments to the hedging programs;

•                       performs regular audits of ceding companies to ensure compliance with agreements as well as to help maximize the collection of receivables from retrocessionaires; and

•                       monitors the financial strength and credit standing of its retrocessionaires and establishes or collects collateral when warranted.

In the first quarter of 2011, the Company contributed $150 million to its subsidiary, Cigna Arbor Life Insurance Company (“Arbor”).  With the impact of declining interest rates during 2011, Arbor’s statutory surplus  at December 31, 2011 was approximately $275 million, which remains in excess of minimum risk-based capital requirements and the Company’s internal guidelines.

Health Care Reform

In the first quarter of 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (“Health Care Reform”) were signed into law.  Certain of the law’s provisions that affected the Company became effective during 2010 and 2011 and others will take effect from 2012 to 2018.

Commercial minimum medical loss ratio requirements became effective in January 2011, requiring payment of premium rebates beginning in 2012 to employers and customers covered under the Company’s comprehensive commercial medical insurance if certain annual minimum loss ratios (MLR) are not met.  The Company recorded its rebate accrual based on estimated medical loss ratios calculated as prescribed by Health Care Reform using full-year premium and claim information by state and market segment for each legal entity that issues comprehensive medical insurance.    For the year ended December 31, 2011, the Company accrued an estimated rebate of $63 million pre-tax ($41 million after-tax).

In 2011, the Department of Health and Human Services (“HHS”) provided a special methodology for calculating the MLR for limited benefit and global health benefit plans.   This special methodology, which resulted in no premium rebates being due in 2011 for these businesses, has been extended through 2014 for limited benefit plans and indefinitely for global health benefit plans.

Health Care Reform also changed tax laws related to certain future retiree benefit and compensation-related payments earned after 2009 that resulted in after-tax charges of approximately $8 million in 2011 and $10 million in 2010.  In addition, the Company incurred after-tax costs of approximately $17 million in 2011 and $15 million in 2010 related to Health Care Reform to build the infrastructure necessary to comply with the provisions of Health Care Reform that became effective in 2011.  These costs represent the estimated cost of internal staff redeployed to work on Health Care Reform initiatives.

Certain fees, including the annual health insurer fee, become effective in 2013 and 2014 for Cigna and others to help fund the additional insurance benefits and coverages provided by this legislation. Payment of these fees will result in charges to the Company’s financial results in future periods.  In addition, since these fees will generally not be tax deductible, the Company’s effective tax rate is expected to be adversely impacted in future periods.  However, the Company is unable to estimate the amount of these fees or the impact on the effective tax rate because guidance for these calculations has not been finalized.

Health Care Reform also impacts Cigna’s Medicare Advantage and Medicare Part D prescription drug plan businesses acquired with HealthSpring in a variety of additional ways, including reduced Medicare premium rates (which began with the 2011 contract year), transition of Medicare Advantage “benchmark” rates to Medicare fee-for-service parity, reduced enrollment periods and limitations on disenrollment, and providing “quality bonuses” for Medicare Advantage plans with a rating for four or five stars from CMS.  Funding for Medicare Advantage plans has been and may continue to be altered by federal legislation.

Management is currently unable to estimate the full impact of Health Care Reform on the Company’s future results of operations, and its financial condition and liquidity due to uncertainties related to interpretation, implementation and timing of its many provisions.  It is possible; however, that this impact could be material to future results of operations.  The Company’s strengths and the capabilities of its broad health and wellness portfolio are expected to help leverage potential business opportunities resulting from Health Care Reform.   Management, through its internal task force, continues to closely monitor implementation of the law, report on the Company’s compliance with Health Care Reform, actively engage with regulators to assist with the ongoing conversion of legislation to regulation and assess potential opportunities arising from Health Care Reform.

For additional information regarding Health Care Reform, see the “Regulation” section of the Company’s 2011 Form 10-K beginning on page 26.

Acquisitions and Dispositions

In line with its growth strategy, the Company has strengthened its market position and reduced balance sheet exposures through the following acquisition and disposition transactions.

Acquisition of  HealthSpring, Inc.

On January 31, 2012, the Company acquired all of the outstanding shares of HealthSpring, Inc. (“HealthSpring”) for $55 per share in cash and Cigna stock awards, representing an estimated cost of approximately $3.8 billion.  HealthSpring provides Medicare Advantage coverage in 11 states and the District of Columbia as well as a large, national stand-alone Medicare prescription drug business.  The Company funded the acquisition with internal cash resources that included $2.1 billion of additional debt, approximately $650 million of new equity ($629 million net of underwriting discount and fees) issued during the fourth quarter of 2011 and net proceeds from its issuance of commercial paper.

Acquisition of FirstAssist

On November 30, 2011, the Company acquired FirstAssist Group Holdings Limited (“FirstAssist”) for approximately $115 million. FirstAssist is based in the United Kingdom, (“U.K.”) and provides travel and protection insurance services that the Company expects will enhance its supplemental health, life and accident business around the world.  The Company used available cash on hand for the purchase.

Reinsurance of Run-off Workers’ Compensation and Personal Accident Business

On December 31, 2010, the Company essentially exited from its workers’ compensation and personal accident reinsurance business by purchasing retrocessional coverage from a Bermuda subsidiary of Enstar Group Limited and transferring administration of this business to the reinsurer. See Note 3 to the Consolidated Financial Statements for additional information.

Sale of Workers’ Compensation and Case Management Business

On December 1, 2010 the Company completed the sale of its workers’ compensation and case management business to GENEX Holdings, Inc.  The Company recognized an after-tax gain on sale of $11 million ($18 million before tax) which was reported in other revenues in the Disability and Life segment. See Note 3 to the Consolidated Financial Statements for additional information.

Acquisition of Vanbreda International

On August 31, 2010, the Company acquired 100% of the voting stock of Vanbreda International NV (“Vanbreda International”), based in Antwerp, Belgium for a cash purchase price of $412 million.  See Note 3 to the Consolidated Financial Statements for additional information about the acquisition of Vanbreda International.

CONSOLIDATED RESULTS OF OPERATIONS

The Company measures the financial results of its segments using “segment earnings (loss)”, which is defined as shareholders’ income (loss) from continuing operations before after-tax realized investment results.  Adjusted income from operations is defined as consolidated segment earnings (loss) excluding special items (defined below) and the results of the GMIB business.  Adjusted income from operations is another measure of profitability used by the Company’s management because it presents the underlying results of operations of the Company’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.  This measure is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, which is shareholders’ income from continuing operations.

Summarized below is a reconciliation between shareholders’ income from continuing operations and adjusted income from operations.

(In millions)
Financial Summary	2011	2010	2009
Premiums and fees	$19,089	$18,393	$16,041
Net investment income	1,146	1,105	1,014
Mail order pharmacy revenues	1,447	1,420	1,282
Other revenues	244	254	116
Realized investment gains (losses)	62	75	(43)
Total revenues	21,988	21,247	18,410
Benefits and expenses	20,112	19,445	16,557
Income from continuing operations before taxes	1,876	1,802	1,853
Income taxes	615	519	559
Income from continuing operations	1,261	1,283	1,294
Less: income from continuing operations attributable to noncontrolling interest	1	4	3
Shareholders’ income from continuing operations	1,260	1,279	1,291
Less: realized investment gains (losses), net of taxes	41	50	(26)
Segment earnings	1,219	1,229	1,317
Less: adjustments to reconcile to adjusted income from operations:
Results of GMIB business (after-tax):	(135)	(24)	209
Special items (after-tax):
Costs associated with acquisitions	(31)	—	—
Resolution of a federal tax matter (See Note 19 to the Consolidated Financial Statements)	—	101	—
Loss on early extinguishment of debt (See Note 15 to the Consolidated Financial Statements)	—	(39)	—
Loss on reinsurance transaction (See Note 3 to the Consolidated Financial Statements)	—	(20)	—
Curtailment gain (See Note 9 to the Consolidated Financial Statements)	—	—	30
Cost reduction charges	—	—	(29)
Completion of IRS examination (See Note 19 to the Consolidated Financial Statements)	24	—	20
Adjusted income from operations	$1,361	$1,211	$1,087

Summarized below is adjusted income from operations by segment:

(In millions)
Adjusted Income (Loss) From Operations	2011	2010	2009
Health Care	$990	$861	$729
Disability and Life	282	291	279
International	222	177	172
Run-off Reinsurance	(48)	(27)	(24)
Other Operations	85	85	85
Corporate	(170)	(176)	(154)
Total	$1,361	$1,211	$1,087

Overview of 2011 Consolidated Results of Operations

Shareholders’ income from continuing operations decreased 1% in 2011 compared with 2010, due to significantly higher GMIB losses principally reflecting lower interest rates, substantially offset by higher adjusted income from operations as explained further below.  See the Run-off Reinsurance section of the MD&A beginning on page 32 for additional information on GMIB results.

Adjusted income from operations increased 12% in 2011 compared with 2010 primarily due to higher earnings contributions from the Company’s Health Care and International segments.  These results reflect solid business growth in strategically targeted markets and continued low medical services utilization trend.  See the individual segment sections of this MD&A for further discussion.

Overview of 2010 Consolidated Results of Operations

Shareholders’ income from continuing operations decreased 1% in 2010 compared with 2009, reflecting a loss in the GMIB business in 2010 compared with a significant gain in 2009, partially offset by strong growth in adjusted income from operations as well as significant improvement in realized investment results.

Adjusted income from operations increased 11% in 2010 compared with 2009 primarily due to strong earnings growth in the ongoing business segments (Health Care, Disability and Life and International), reflecting focused execution of the Company’s strategy, which includes a growing global customer base as well as higher net investment income reflecting improved economic conditions and asset growth.

Special Items and GMIB

Management does not believe that the special items noted in the table above are representative of the Company’s underlying results of operations.  Accordingly, the Company excluded these special items from adjusted income from operations in order to facilitate an understanding and comparison of results of operations and permit analysis of trends in underlying revenue, expenses and shareholders’ income from continuing operations.

Special items for 2011 included:

•                       after-tax costs incurred in the fourth quarter of 2011 associated with the January 2012 acquisition of HealthSpring and the November 2011 acquisition of FirstAssist; and

•                       tax benefits associated with the completion of the 2007 and 2008 IRS examinations (see Note 19 to the Consolidated Financial Statements for additional information regarding this special item).

Special items for 2010 included:

•                       a gain resulting from the resolution of a federal income tax matter, consisting of a $97 million release of a deferred tax valuation allowance and $4 million of accrued interest. See Note 19 to the Consolidated Financial Statements for further information;

•                       a loss on the extinguishment of debt resulting from the decision of certain holders of the Company’s 8.5% Notes due 2019 and 6.35% Notes due 2018 to accept the Company’s tender offer to redeem these Notes for cash.  See Note 15 to the Consolidated Financial Statements for further information; and

•                       a loss on reinsurance of the run-off workers’ compensation and personal accident reinsurance businesses to Enstar.  See Note 3 to the Consolidated Financial Statements for further information.

Special items for 2009 included a curtailment gain resulting from the decision to freeze the pension plan (see Note 9 to the Consolidated Financial Statements for additional information), cost reduction charges related to the 2008 cost reduction program, and benefits resulting from the completion of the 2005 and 2006 IRS examinations (see Note 19 to the Consolidated Financial Statements for additional information).

The Company also excludes the results of the GMIB business, including the results of the related hedges starting in 2011, from adjusted income from operations because the fair value of GMIB assets and liabilities must be recalculated each quarter using updated capital market assumptions.  The resulting changes in fair value, which are reported in shareholders’ net income, are volatile and unpredictable.  See the Critical Accounting Estimates section of the MD&A beginning on page 18 of this Form 8-K for more information on the effects of capital market assumption changes on shareholders’ net income.  Because of this volatility, and since the GMIB business is in run-off, management does not believe that its results are meaningful in assessing underlying results of operations.

Outlook for 2012

The Company expects 2012 consolidated adjusted income from operations to be higher than  2011 results. This outlook reflects strong organic growth, an expected increase in medical services utilization and contributions from the HealthSpring acquisition.  This outlook assumes break-even results for  GMDB (also known as “VADBe”) for 2012, which assumes that actual experience, including capital market performance, will be consistent with long-term reserve assumptions.  See Note 6 to the Consolidated Financial Statements as well as the Critical Accounting Estimates section of the MD&A beginning on page 18 of this Form 8-K for more information on the effects of capital market and other reserve assumption changes on shareholders’ net income.

Information is not available for management to reasonably estimate the future results of the GMIB business or realized investment results due in part to interest rate and stock market volatility and other internal and external factors.  In addition, the Company is not able to identify or reasonably estimate the financial impact of special items in 2012, however they will include potential adjustments associated with HealthSpring, Inc. acquisition costs, and may include litigation and assessment-related items.

The Company’s outlook for 2012 is subject to the factors cited above and in the Cautionary Statement beginning on page 50 of this Form 8-K and the sensitivities discussed in the Critical Accounting Estimates section of the MD&A beginning on page 18 of this Form 8-K.  If unfavorable equity market and interest rate movements occur, the Company could experience losses related to investment impairments and the GMIB and GMDB businesses.  These losses could adversely impact the Company’s consolidated results of operations and financial condition and liquidity by potentially reducing the capital of the Company’s insurance subsidiaries and reducing their dividend-paying capabilities.

Revenues

Total revenues increased by 3% in 2011, compared with 2010, and 15% in 2010 compared with 2009.  Changes in the components of total revenue are described more fully below.

Premiums and Fees

Premiums and fees increased by 4% in 2011, compared with 2010, primarily reflecting business growth in the Company’s targeted market segments, partially offset by the Company’s exit from the Medicare IPFFS business beginning in 2011.  Excluding this business, premiums and fees increased by 9% in 2011 compared with 2010.

Premiums and fees increased by 15% in 2010, compared with 2009, principally due to membership growth in the Health Care segment’s risk businesses as well as growth in the International segment. Premiums and fees increased by 10% in 2010 compared with 2009 after excluding the Medicare IPFFS Individual business.

Net Investment Income

Net investment income increased by 4% in 2011, compared with 2010. The key factors causing the increase were higher investment assets and improved results from real estate investments, partially offset by lower reinvestment yields.

Net investment income increased by 9% in 2010, compared with 2009, predominantly due to improved results from security partnerships and real estate investments and higher assets due to business growth, partially offset by lower reinvestment yields.

Mail Order Pharmacy Revenues

Mail order pharmacy revenues increased by 2% in 2011, compared with 2010, due in large part to price increases offset by a decline in volume and by 11% in 2010, compared with 2009, resulting from increases in volume and, to a lesser extent, price increases.

Other Revenues

Other revenues included pre-tax losses of $4 million in 2011 compared with $157 million in 2010 and $282 million in 2009 related to futures and swaps entered into as part of a dynamic hedge program to manage equity and growth interest rate risks in the Company’s run-off reinsurance operations.   See the Run-off Reinsurance section of the MD&A beginning on page 32 for more information on this program.  Excluding the impact of these swaps and futures contracts, Other revenues declined 40% in 2011, compared with 2010.  The decline primarily reflects the absence of revenue in 2011 from the workers’ compensation and case management business, which was sold in 2010 as well as lower revenues in 2011 from Cigna Government Services, which was sold in the second quarter of 2011.

Excluding the impact of the futures contracts associated with the GMDB equity hedge program, Other revenues increased 3% in 2010, compared with 2009 primarily reflecting the pre-tax gain on the sale of the workers’ compensation and case management business of $18 million.

Realized Investment Results

Realized investment results in 2011 were lower than in 2010 primarily due to higher impairment losses on fixed maturities and valuation declines on hybrid securities, partially offset by higher gains on sales of real estate properties held in joint ventures.

Realized investment results in 2010 were significantly higher than in 2009 primarily due to:

•                  lower impairments on fixed maturities and real estate funds in 2010;

•                  increased prepayment fees on fixed maturities received in 2010 as a result of favorable market conditions and issuer specific business circumstances; and

•                  gains on sales of real estate held in joint ventures and other investments in 2010.

These favorable effects were partially offset by an increase in commercial mortgage loan impairments recorded in 2010, reflecting continued weakness in the commercial real estate market.

See Note 14 to the Consolidated Financial Statements for additional information.

CRITICAL ACCOUNTING ESTIMATES

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures in the consolidated financial statements.  Management considers an accounting estimate to be critical if:

•                  it requires assumptions to be made that were uncertain at the time the estimate was made; and

•                  changes in the estimate or different estimates that could have been selected could have a material effect on the Company’s consolidated results of operations or financial condition.

Management has discussed the development and selection of its critical accounting estimates with the Audit Committee of the Company’s Board of Directors and the Audit Committee has reviewed the disclosures presented below.

In addition to the estimates presented in the following table, there are other accounting estimates used in the preparation of the Company’s consolidated financial statements, including estimates of liabilities for future policy benefits other than those identified in the following table, as well as estimates with respect to goodwill, unpaid claims and claim expenses, postemployment and postretirement benefits other than pensions, certain compensation accruals, and income taxes.

Management believes the current assumptions used to estimate amounts reflected in the Company’s consolidated financial statements are appropriate.  However, if actual experience differs from the assumptions used in estimating amounts reflected in the Company’s consolidated financial statements, the resulting changes could have a material adverse effect on the Company’s consolidated results of operations, and in certain situations, could have a material adverse effect on the Company’s liquidity and financial condition.

See Note 2 to the Consolidated Financial Statements for further information on significant accounting policies that impact the Company.

Balance Sheet Caption / Nature of Critical Accounting Estimate	Effect if Different Assumptions Used

Future policy benefits — Guaranteed minimum death benefits (“GMDB” also known as “VADBe”)

These liabilities are estimates of the present value of net amounts expected to be paid, less the present value of net future premiums expected to be received.  The amounts to be paid represent the excess of the guaranteed death benefit over the values of contractholders’ accounts.  The death benefit coverage in force at December 31, 2011 (representing the amount payable if all of approximately 480,000 contractholders had submitted death claims as of that date) was approximately $5.4 billion.

Liabilities for future policy benefits for these contracts as of December 31 were as follows (in millions):

•                  2011 – $1,170

•                  2010 – $1,138

Current assumptions and methods used to estimate these liabilities are detailed in Note 6 to the Consolidated Financial Statements.

Based on current and historical market, industry and Company-specific experience and management’s judgment, the Company believes that it is reasonably likely that the unfavorable changes in the key assumptions and/or conditions described below could occur.  If these unfavorable assumption changes were to occur, the approximate after-tax decrease in shareholders’ net income would be as follows:

•                  5% increase in claim mortality rates — $30 million

•                  10% decrease in lapse rates — $20 million

•                  10% increase in election rates for future partial surrenders — $2 million

•                  50 basis point decrease in interest rates:

•      Unhedged Mean Investment Performance — $20 million

•      Discount Rate — $30 million

•                  10% increase in volatility — $20 million

As of December 31, 2011, if contractholder account values invested in underlying equity mutual funds declined by 10% due to equity market performance, the after-tax decrease in shareholders’ net income resulting from an increase in the unhedged provision for partial surrenders would be approximately $5 million.

As of December 31, 2011, if contractholder account values invested in underlying bond/money market mutual funds declined by 3% due to bond/money market performance, the after-tax decrease in shareholders’ net income resulting from an increase in the provision for partial surrenders and an increase in unhedged exposure would be approximately $10 million.

The amounts would be reflected in the Run-off Reinsurance segment.

Balance Sheet Caption / Nature of Critical Accounting Estimate	Effect if Different Assumptions Used

Accounts payable, accrued expenses and other liabilities, and Other assets, including other intangibles - Guaranteed minimum income benefits

These net liabilities are calculated with an internal model using many scenarios to determine the fair value of amounts estimated to be paid, less the fair value of net future premiums estimated to be received, adjusted for risk and profit charges that the Company anticipates a hypothetical market participant would require to assume this business.  The amounts estimated to be paid represent the excess of the anticipated value of the income benefit over the value of the annuitants’ accounts at the time of annuitization.

The assets associated with these contracts represent receivables in connection with reinsurance that the Company has purchased from two external reinsurers, which covers 55% of the exposures on these contracts.

Liabilities related to these contracts as of December 31, were as follows (in millions):

•                  2011 – $1,333

•                  2010 – $903

As of December 31, estimated amounts receivable related to these contracts from two external reinsurers, were as follows (in millions):

•                  2011 – $712

•                  2010 – $480

Current assumptions and methods used to estimate these liabilities are detailed in Note 10 to the Consolidated Financial Statements.

The Company’s results of operations are expected to be volatile in future periods because most capital market assumptions will be based largely on market-observable inputs at the close of each period including interest rates and market-implied volatilities.

Based on current and historical market, industry and Company-specific experience and management’s judgment, the Company believes that it is reasonably likely that the unfavorable changes in the key assumptions and/or conditions described below could occur.  If these unfavorable assumption changes were to occur, the approximate after-tax decrease in shareholders’ net income, net of estimated amounts receivable from reinsurers, would be as follows:

•                       50 basis point decrease in interest rates (rates aligned with LIBOR) used for projecting market returns and discounting, net of the impact of hedging programs — $20 million

•                       50 basis point decrease in interest rates used for projecting claim exposure (7-year Treasury rates) — $20 million

•                       20% increase in volatility — $5 million

•                       5% decrease in mortality — $1 million

•                       10% increase in annuity election rates — $2 million

•                       10% decrease in lapse rates — $5 million

•                       10% increase to the risk and profit charges — $5 million

Market declines expose the Company to a larger net liability.  Decreases in annuitants’ account values resulting from a 10% equity market decline could decrease shareholders’ net income by approximately $15 million, net of the impact of hedging programs.  Decreases in annuitants’ account values resulting from a 3% decline due to bond/money market performance could decrease shareholders’ net income by approximately $2 million.

If credit default swap spreads used to evaluate the nonperformance risk of the Company were to narrow or the credit rating of its principal life insurance subsidiary were to improve, it would cause a decrease in the discount rate of the GMIB liability, resulting in an unfavorable impact to earnings.  If the discount rate decreased by 25 basis points due to this, the decrease in shareholders’ net income would be approximately $15 million.

If credit default swap spreads used to evaluate the nonperformance risk of the Company’s GMIB retrocessionaires were to widen or the retrocessionaires’ credit ratings were to weaken, it would cause an increase in the discount rate of the GMIB asset, resulting in an unfavorable impact to earnings.  If the discount rate increased by 25 basis points due to this, the decrease in shareholders’ net income would be approximately $5 million.

All of these estimated impacts due to unfavorable changes in assumptions and/or conditions could vary from quarter to quarter depending on actual reserve levels, the actual market conditions or changes in the anticipated view of a hypothetical market participant as of any future valuation date.

The amounts would be reflected in the Run-off Reinsurance segment.

Balance Sheet Caption / Nature of Critical Accounting Estimate	Effect if Different Assumptions Used

Accounts payable, accrued expenses and other liabilities — pension liabilities

These liabilities are estimates of the present value of the qualified and nonqualified pension benefits to be paid (attributed to employee service to date) net of the fair value of plan assets. The accrued pension benefit liability as of December 31 was as follows (in millions):

•                  2011 – $1,769

•                  2010 – $1,528

See Note 9 to the Consolidated Financial Statements for assumptions and methods used to estimate pension liabilities.

Using past experience, the Company expects that it is reasonably possible that a favorable or unfavorable change in assumptions for the discount rate or expected return on plan assets of 50 basis points could occur.  An unfavorable change is a decrease in these key assumptions with resulting impacts as discussed below.

If discount rates for the qualified and nonqualified pension plans decreased by 50 basis points:

•                       annual pension costs for 2012 would decrease by approximately $4 million, after-tax; and

•                       the accrued pension benefit liability would increase by approximately $256 million as of December 31, 2011 resulting in an after-tax decrease to shareholders’ equity of approximately $166 million as of December 31, 2011.

If the expected long-term return on domestic qualified pension plan assets decreased by 50 basis points, annual pension costs for 2012 would increase by approximately $11 million after-tax.

If the Company used the market value of assets to measure pension costs as opposed to the market-related value, annual pension cost for 2012 would increase by approximately $11 million after-tax.

If the December 31, 2011 fair values of domestic qualified plan assets decreased by 10%, the accrued pension benefit liability would increase by approximately $328 million as of December 31, 2011 resulting in an after-tax decrease to shareholders’ equity of approximately $213 million.

An increase in these key assumptions would result in impacts to annual pension costs, the accrued pension liability and shareholders’ equity in an opposite direction, but similar amounts.

Health Care medical claims payable

Medical claims payable for the Health Care segment include both reported claims and estimates for losses incurred but not yet reported.

Liabilities for medical claims payable as of December 31 were as follows (in millions):

•                  2011 – gross $1,095; net $901

•                  2010 – gross $1,246; net $1,010

These liabilities are presented above both gross and net of reinsurance and other recoverables and generally exclude amounts for administrative services only business.

See Notes 2 and  5 to the Consolidated Financial Statements for additional information regarding assumptions and methods used to estimate this liability.

In  2011, actual experience differed from the Company’s key assumptions as of December 31, 2010, resulting in $126 million of favorable incurred claims related to prior years’ medical claims payable or 1.5% of the current year incurred claims as reported in  2010. In  2010, actual experience differed from the Company’s key assumptions as of December 31, 2009, resulting in $93 million of favorable incurred claims related to prior years’ medical claims, or 1.3% of the current year incurred claims reported in  2009.  Specifically, the favorable impact is due to faster than expected completion factors and lower than expected medical cost trends, both of which included an assumption for moderately adverse experience.

The impact of this favorable prior year development was an increase to shareholders’ net income of $53 million after-tax ($82 million pre-tax) in 2011.  The change in the amount of the incurred claims related to prior years in the medical claims payable liability does not directly correspond to an increase or decrease in shareholders’ net income as explained in Note 5 to the Consolidated Financial Statements.

Balance Sheet Caption / Nature of Critical Accounting Estimate	Effect if Different Assumptions Used

Valuation of fixed maturity investments

Fixed maturities are primarily classified as available for sale and are carried at fair value with changes in fair value recorded in accumulated other comprehensive income (loss) within shareholders’ equity.

Fair value is defined as the price at which an asset could be exchanged in an orderly transaction between market participants at the balance sheet date.

The determination of fair value for a financial instrument requires management judgment.  The degree of judgment involved generally correlates to the level of pricing readily observable in the markets.  Financial instruments with quoted prices in active markets or with market observable inputs to determine fair value, such as public securities, generally require less judgment.  Conversely, private placements including more complex securities that are traded infrequently are typically measured using pricing models that require more judgment as to the inputs and assumptions used to estimate fair value.  There may be a number of alternative inputs to select, based on an understanding of the issuer, the structure of the security and overall market conditions.  In addition, these factors are inherently variable in nature as they change frequently in response to market conditions.  Approximately two-thirds of the Company’s fixed maturities are public securities, and one-third are private placement securities.

See Note 10 to the Consolidated Financial Statements for a discussion of the Company’s fair value measurements and the procedures performed by management to determine that the amounts represent appropriate estimates.

Typically, the most significant input in the measurement of fair value is the market interest rate used to discount the estimated future cash flows from the instrument.  Such market rates are derived by calculating the appropriate spreads over comparable U.S. Treasury securities, based on the credit quality, industry and structure of the asset.

If the spreads used to calculate fair value changed by 100 basis points, the fair value of the total fixed maturity portfolio of $16.2 billion would change by approximately $1.0 billion.

Assessment of “other- than-temporary” impairments of fixed maturities

To determine whether a fixed maturity’s decline in fair value below its amortized cost is other than temporary, the Company must evaluate the expected recovery in value and its intent to sell or the likelihood of a required sale of the fixed maturity prior to an expected recovery.  To make this determination, the Company considers a number of general and specific factors including the regulatory, economic and market environment, length of time and severity of the decline, and the financial health and specific near term prospects of the issuer.

See Notes 2 (C) and 11 to the Consolidated Financial Statements for additional discussion of the Company’s review of declines in fair value, including information regarding the Company’s accounting policies for fixed maturities.

For all fixed maturities with cost in excess of their fair value, if this excess was determined to be other-than-temporary, shareholders’ net income for the year ended December 31, 2011 would have decreased by approximately $42 million after-tax.

SEGMENT REPORTING

Operating segments generally reflect groups of related products, but the International segment is generally based on geography.  The Company measures the financial results of its segments using “segment earnings (loss)”, which is defined as shareholders’ income (loss) from continuing operations excluding after-tax realized investment gains and losses.  “Adjusted income from operations” for each segment is defined as segment earnings excluding special items and the results of the Company’s GMIB business.  Adjusted income from operations is another measure of profitability used by the Company’s management because it presents the underlying results of operations of the segment and permits analysis of trends.  This measure is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, which is segment earnings.  Each segment provides a reconciliation between segment earnings and adjusted income from operations.

Beginning in 2010, the Company began reporting the expense associated with its frozen pension plans in Corporate. Prior periods were not restated; the effect on prior periods is not material.

Health Care Segment

Segment Description

The Health Care segment offers insured and self-insured medical, dental, behavioral health, vision, and prescription drug benefit plans, health advocacy programs and other products and services that may be integrated to provide comprehensive health care benefit programs.  Cigna HealthCare companies offer these products and services in all 50 states, the District of Columbia and the U.S. Virgin Islands.  These products and services are offered through a variety of funding arrangements such as guaranteed cost, retrospectively experience-rated and administrative services only (“ASO”) arrangements.

The Company measures the operating effectiveness of the Health Care segment using the following key factors:

•                  segment earnings and adjusted income from operations;

•                  membership growth;

•                  sales of specialty products to core medical customers;

•                  operating expenses as a percentage of segment revenues (operating expense ratio);

•                  changes in operating expenses per member; and

•                  medical expense as a percentage of premiums (medical care ratio) in the guaranteed cost business.

Results of Operations

(In millions)
Financial Summary	2011	2010	2009
Premiums and fees	$13,181	$13,319	$11,384
Net investment income	274	243	181
Mail order pharmacy revenues	1,447	1,420	1,282
Other revenues	234	266	262
Segment revenues	15,136	15,248	13,109
Mail order pharmacy cost of goods sold	1,203	1,169	1,036
Benefits and other operating expenses	12,386	12,742	10,943
Benefits and expenses	13,589	13,911	11,979
Income before taxes	1,547	1,337	1,130
Income taxes	556	476	399
Segment earnings	991	861	731
Less: special items (after-tax) included in segment earnings:
Curtailment gain (See Note 9 to the Consolidated Financial Statements)	—	—	25
Cost reduction charge	—	—	(24)
Completion of IRS examination (See Note 19 to the Consolidated Financial Statements)	1	—	1
Adjusted income from operations	$990	$861	$729
Realized investment gains (losses), net of taxes	$24	$26	$(19)

The Health Care segment’s adjusted income from operations increased 15% in 2011, as compared with 2010 reflecting:

•                  growth in premiums and fees of 6% in 2011, excluding the impact of exiting the Medicare IPFFS business, primarily due to higher average membership in the guaranteed cost and ASO businesses, particularly in the targeted market segments: Middle, Select and Individual, and growth in specialty revenues as well as rate increases on most products consistent with underlying trend;

•                  a lower guaranteed cost medical care ratio and higher experience-rated margins driven by low medical services utilization trend, as well as favorable prior year development, partially offset by the estimated cost of premium rebates calculated under the minimum medical loss ratio requirements of Health Care Reform; and

•                  higher net investment income of 13% in 2011, primarily reflecting increased average asset levels driven by membership growth, as well as higher income from partnership investments.

The Health Care segment’s adjusted income from operations increased 18% in 2010, as compared with 2009 reflecting:

•                  revenue growth in the commercial risk businesses, particularly in the targeted market segments, as evidenced by a 15% increase in commercial risk membership.  In addition, adjusted income from operations was favorably impacted by increased penetration of the Company’s specialty products;

•                  a lower guaranteed cost medical care ratio driven by lower medical cost trend, reflecting lower utilization levels, as well as favorable prior year development; and

•                  higher investment income due to higher security partnership results, higher real estate income and increased assets driven by membership growth.

Revenues

The table below shows premiums and fees for the Health Care segment:

(In millions)	2011	2010	2009
Medical:
Guaranteed cost (1),(2)	$4,176	$3,929	$3,380
Experience-rated (2),(3)	1,934	1,823	1,699
Stop loss	1,451	1,287	1,274
Dental	894	804	731
Medicare	489	1,470	595
Medicare Part D	624	558	342
Other(4)	600	543	515
Total medical	10,168	10,414	8,536
Life and other non-medical	77	103	179
Total premiums	10,245	10,517	8,715
Fees (2),(5)	2,936	2,802	2,669
Total premiums and fees	13,181	13,319	11,384
Less: Medicare IPFFS	—	827	—
Premiums and fees, excluding Medicare IPFFS	$13,181	$12,492	$11,384

(1) Includes guaranteed cost premiums primarily associated with open access and commercial HMO, as well as other risk-related products.

(2) Premiums and/or fees associated with certain specialty products are also included.

(3) Includes minimum premium  arrangements with a risk profile similar to experience-rated funding arrangements.  The risk portion of minimum premium revenue is reported in experience-rated medical premium whereas the self funding portion of minimum premium revenue is recorded in fees. Also, includes certain non-participating cases for which special customer level reporting of experience is required.

(4) Other medical premiums include risk revenue and specialty products.

(5) Represents administrative service fees for medical members and related specialty product fees for non-medical members as well as fees related to Medicare Part D of $61 million in 2011, $57 million in 2010 and $41 million in 2009.

Premiums and fees decreased 1% in 2011, compared with 2010.  Excluding the impact of exiting the Medicare IPFFS business, premiums and fees were up 6% in 2011, compared with 2010, primarily due to membership growth in the administrative services business, and higher average membership in guaranteed cost, driven by strong retention and sales in targeted market segments, as well as rate increases on most products consistent with underlying trend.  Higher penetration of specialty products also contributed to the increase in fees.

Premiums and fees increased 17% in 2010, compared with 2009.  Excluding the impact of Medicare IPFFS business, premiums and fees were up 10% in 2010 compared with 2009, primarily reflecting membership growth in most risk-based products, including Medicare, and to a lesser extent rate increases.  The membership growth was driven by strong retention and new sales in targeted market segments.  The increase in fees primarily reflects growth in specialty products.

Excluding the impact of the Medicare IPFFS business, the increases in premiums and fees in 2011 and 2010 reflect the Company’s sustained success in delivering differentiated value to its customers with a focus on providing cost-effective products and services that expand access and provide superior clinical outcomes.

Net investment income increased 13% in 2011 compared with 2010 benefiting from increased average asset levels driven by membership growth and higher income from partnership investments.  Net investment income  increased 34% in 2010 compared with 2009 primarily reflecting higher security partnership results, higher real estate income and increased invested assets driven by business growth.

Other revenues for the Health Care segment consist of revenues earned on direct channel sales of certain specialty products, including behavioral health and disease management.  Other revenues decreased 12% in 2011 compared with 2010 mostly due to the sale of the Cigna Government Services business in the second quarter of  2011, as well as declines in certain stand-alone medical cost management business.

Benefits and Expenses

Health Care segment benefits and expenses consist of the following:

(In millions)	2011	2010	2009
Medical claims expense - excluding Medicare IPFFS	$8,201	$7,798	$6,927
Medical claims expense - Medicare IPFFS	(19)	772	—
Medical claims expense	8,182	8,570	6,927
Other benefit expenses	83	100	169
Mail order pharmacy cost of goods sold	1,203	1,169	1,036
Other operating expenses:
Medical operating expenses	2,757	2,739	2,723
Operating expenses (excluding Medicare IPFFS)	1,364	1,251	1,124
Other operating expenses (excluding Medicare IPFFS)	4,121	3,990	3,847
Operating expenses - Medicare IPFFS	—	82	—
Total other operating expenses	4,121	4,072	3,847
Total benefits and expenses	$13,589	$13,911	$11,979

Medical claims expense decreased 5% in 2011 compared with 2010. Excluding the impact of exiting the Medicare IPFFS business, medical claims expense increased 5% in 2011 compared with 2010, largely due to medical cost inflation, tempered by low medical services utilization trend in commercial risk businesses.

Medical claims expense increased 24% in 2010 compared with 2009.  Excluding the impact of Medicare IPFFS business, medical claims expenses increased 13% in 2010 compared with 2009 largely due to higher medical membership, particularly in the commercial risk business.  The increase also reflects medical cost inflation.

Other operating expenses. One measure of the segment’s overall operating efficiency is the operating expense ratio calculated as total operating expenses divided by segment revenues.  This measure can be significantly influenced by the mix of business between fully-insured and fee-based business, since the expense ratio on fee-based business, which comprises most of the segment’s business is higher than the corresponding ratio for fully-insured business. The ratio is also influenced by the level of fixed versus variable expenses.  The segment’s variable expenses include premium taxes and commissions, while the fixed component consists primarily of infrastructure costs and certain strategic investments.  The variable component fluctuates due to changes in revenue, mix of business, and other items.

Excluding the impact of the Medicare IPFFS business, the operating expense ratio improved from 27.7% in 2010 to 27.2% in 2011, driven largely by continued focus on expense management.  On a reported basis, the operating expense ratio increased from 26.7% in 2010 to 27.2% in 2011 primarily driven by a change in business mix resulting from the Company’s decision to exit the non-strategic Medicare IPFFS business, that was a fully-insured business.  Because fully-insured businesses collect premium revenue (compared with a relatively lower administrative fee for ASO business), they typically have a lower expense ratio than the Company’s current business mix that is more heavily weighted toward fee-based products.

Excluding the impact of the Medicare IPFFS business, the operating expense ratio improved from 29.3% in 2009 to 27.7% in 2010, driven largely by continued focus on cost reduction initiatives including staffing, real estate and pension changes, as well as strong revenue growth in the commercial risk businesses.  These favorable effects were partially offset by investment in segment expansion, compliance and higher management incentive compensation.   On a reported basis, the operating expense ratio decreased from 29.3% in 2009 to 26.7% in 2010 primarily due to the significant revenue growth in the Medicare IPFFS business in 2010.  Since Medicare IPFFS was a fully-insured business, it had a lower expense ratio than the business mix in 2009 that was more heavily weighted toward fee-based products.

Other Items Affecting Health Care Results

Health Care Medical Claims Payable

Medical claims payable decreased by 12% in 2011, primarily reflecting the run-out of the Medicare IPFFS business that the Company exited in 2011.  Medical claims payable increased 35% for the year ended December 31, 2010 largely driven by medical membership growth, particularly in the Medicare IPFFS and commercial risk businesses.  See Note 5 to the Consolidated Financial Statements for additional information regarding the Health Care Medical Claims Payable.

Medical Membership

A medical member reported within the Health Care segment (excluding members in the International and Disability and Life segments) is defined as a person who falls within one of the following categories:

•                  is covered under an insurance policy or service agreement issued by the Company;

•                  has access to the Company’s provider network for covered services under their medical plan;

•                  has medical claims that are administered by the Company; or

•                  is covered under an insurance policy that is (i) marketed by the Company and (ii) for which the Company assumes        reinsurance of at least 50%.

As of December 31, estimated medical membership was as follows:

(In thousands)	2011	2010	2009
Guaranteed cost (1)	1,091	1,177	1,001
Experience-rated (2)	798	849	761
Total commercial risk	1,889	2,026	1,762
Medicare	44	145	52
Total risk	1,933	2,171	1,814
Service	9,550	9,266	9,226
Total medical membership (3)	11,483	11,437	11,040

(1) Includes members primarily associated with open access, commercial HMO and voluntary/limited benefits as well as other risk-related products.

(2) Includes minimum premium members, who have a risk profile similar to experience-rated members. Also, includes certain non-participating cases for which special customer level reporting of experience is required.

(3) Excludes members in the International and Disability and Life Segments.

The Health Care segment’s overall medical membership as of December 31, 2011 increased 1.2% when compared with December 31, 2010, excluding the impact of exiting the Medicare IPFFS business. This increase primarily reflects new business sales and growth in ASO in the targeted Middle and Select market segments, as well as growth in the Individual market segment, that is sold under the guaranteed cost funding arrangement. Excluding the impact of the Medicare IPFFS business, the Health Care segment’s medical membership increased 2.8% as of December 31, 2010 when compared with December 31, 2009.  The increase was primarily driven by new business sales in targeted market segments: Middle, Select and Individual, as well as improved persistency in the risk businesses and lower disenrollment across all funding arrangements.

Disability and Life Segment

Segment Description

The Disability and Life segment includes group disability, life, accident and specialty insurance.

Key factors for this segment are:

•                  premium growth, including new business and customer retention;

•                  net investment income;

•                  benefits expense as a percentage of earned premium (loss ratio); and

•                  other operating expense as a percentage of earned premiums and fees (expense ratio).

Results of Operations

(In millions)
Financial Summary	2011	2010	2009
Premiums and fees	$2,780	$2,667	$2,634
Net investment income	267	261	244
Other revenues	—	123	113
Segment revenues	3,047	3,051	2,991
Benefits and expenses	2,651	2,640	2,598
Income before taxes	396	411	393
Income taxes	109	120	109
Segment earnings	287	291	284
Less: special items (after-tax) included in segment earnings:
Curtailment gain (See Note 9 to the Consolidated Financial Statements)	—	—	4
Cost reduction charge	—	—	(4)
Completion of IRS examination (See Note 19 to the Consolidated Financial Statements)	5	—	5
Adjusted income from operations	$282	$291	$279
Realized investment gains (losses), net of taxes	$6	$12	$(1)

Segment earnings decreased 1% in 2011 compared with 2010 reflecting 3% lower adjusted income from operations offset by a $5 million favorable special item related to the completion of the 2007 and 2008 IRS examinations.  Adjusted income from operations decreased as a result of:

•                  the absence of the $11 million after-tax gain on the sale of the workers’ compensation and case management business in 2010;

•                  higher disability claims incidence rates, mitigated in part by higher resolution rates reflecting the sustained strong performance of the Company’s disability claims management process;

•                  a higher expense ratio, driven by strategic investments; and

•                  an after-tax charge of $7 million for litigation matters.

Offsetting these factors were more favorable life and accident claims experience and higher net investment income.

Segment earnings increased 2% in 2010 compared to 2009 reflecting 4% higher adjusted income from operations partially offset by the absence of a $5 million favorable special item related to the completion of the 2005 and 2006 IRS examinations.  Adjusted income from operations increased as a result of higher net investment income and the $11 million after-tax gain on the sale of the workers’ compensation and case management business.

Largely offsetting these factors were:

•                  less favorable claims experience in the disability insurance business, primarily related to lower short-term disability underwriting margins.  These results include the favorable after-tax impact of disability reserve studies of $29 million in 2010 compared with $20 million in 2009, which reflect continued strong disability claims management programs;

•                  slightly less favorable accident claims experience including the less favorable after-tax impact of reserve studies of $3 million in 2010 compared with $5 million in 2009; and

•                  lower earnings in specialty products largely due to the sale of the student and participant accident business.

Revenues

Premiums and fees increased 4% in 2011 compared with  2010  reflecting disability and life sales growth and continued solid persistency partially offset by the impact of the Company’s exit from a large, low-margin assumed government life insurance program.  Excluding the impact of this item, premiums and fees increased 6%.  Disability premiums and fees grew by 9%.

Premiums and fees increased 1% in 2010 compared with 2009 as a result of disability and life sales growth combined with solid persistency, largely offset by the Company’s exit from two large, non-strategic assumed government life insurance programs and the sale of the renewal rights for the student and participant accident business.  Excluding the impact of these items, premiums and fees increased 7%.

Net investment income increased 2% in 2011 compared with 2010 due to higher average assets reflecting business growth and higher prepayment fees partially offset by lower yields. Net investment income increased by 7% in 2010 reflecting higher income from security and real estate partnerships and higher assets.

Other revenues. The absence of other revenues in 2011 reflects the sale of the workers’ compensation and case management business that was completed during the fourth quarter of 2010. Other revenues in 2010 include the $18 million pre-tax gain on the sale of the workers’ compensation and case management business in 2010.

Benefits and Expenses

Benefits and expenses were essentially flat in 2011 as compared with 2010 reflecting disability and life business growth, less favorable disability claims experience and a higher operating expense ratio, largely offset by the absence of operating expenses associated with the workers’ compensation and case management business that was sold in 2010 and favorable life and accident claims experience.  Benefits and expenses include the favorable before tax impact of reserve studies of $59 million in 2011 as compared with $55 million in 2010.

Benefits and expenses increased 2% in 2010 compared with 2009, primarily reflecting disability and life business growth and less favorable short-term disability claims experience.  Benefits and expenses include the favorable before tax impact of disability reserve studies of $43 million in 2010 as compared with $29 million in 2009, largely driven by continued strong disability claims management programs.  These factors were partially offset by the Company’s exit from two large, non-strategic assumed government life insurance programs and the sale of the renewal rights for the student and participant accident business.

International Segment

Segment Description

The International segment includes supplemental health, life and accident insurance products and international health care products and services, including those offered to individuals and globally mobile employees of multinational corporations and organizations.

The key factors for this segment are:

•                  premium growth, including new business and customer retention;

•                  benefits expense as a percentage of earned premium (loss ratio);

•                  operating expense as a percentage of earned premium (expense ratio); and

•                  impact of foreign currency movements.

As explained further in the Introduction section of the MD&A beginning on page 7 and in Note 2 to the Consolidated Financial Statements, the International Segment section of the MD&A as originally filed with the Company’s 2011 Form 10-K has been revised to reflect the retrospective adoption of amended accounting guidance for deferred policy acquisition costs effective January 1, 2012.

Results of Operations

(In millions)
Financial Summary	2011	2010	2009
Premiums and fees	$2,990	$2,268	$1,882
Net investment income	96	82	69
Other revenues	17	25	18
Segment revenues	3,103	2,375	1,969
Benefits and expenses	2,783	2,101	1,758
Income before taxes	320	274	211
Income taxes	100	93	35
Income attributable to noncontrolling interest	1	4	3
Segment earnings	219	177	173
Less: special items (after-tax) included in segment earnings:
Costs associated with the acquisition of FirstAssist	(3)	—	—
Cost reduction charge	—	—	(1)
Curtailment gain (See Note 9 to the Consolidated Financial Statements)	—	—	1
Completion of IRS examination (See Note 19 to the Consolidated Financial Statements)	—	—	1
Adjusted income from operations	$222	$177	$172
Impact of foreign currency movements using 2010 rates	$7	—
Impact of foreign currency movements using 2009 rates		$10
Realized investment gains, net of taxes	$1	$2	$2

International segment earnings increased 24% in 2011 compared with 2010.  Excluding the impact of the tax adjustments discussed below, foreign currency movements and the special items (presented in the table above), the International segment’s adjusted income from operations  increased 15% in 2011 compared with 2010.  The increases in both segment earnings and adjusted income from operations were primarily due to revenue growth, including the acquisition of Vanbreda International in August 2010, higher persistency in the supplemental health, life and accident business, particularly in South Korea, and higher net investment income, partially offset by higher loss ratios, primarily in the global health benefits business due to less favorable claims experience and the addition of a few large accounts with higher loss ratios.  The increase was also partially offset by a higher effective tax rate primarily due to unfavorable changes in foreign tax law.

International segment earnings increased 2% in 2010, compared with 2009.  Excluding the impact of the tax adjustments discussed below and foreign currency movements (presented in the table above), the International segment’s adjusted income from operations increased 30% for 2010, compared with 2009.  The increases in both segment earnings and adjusted income from operations were primarily due to strong revenue growth and higher persistency in the supplemental health, life and accident insurance business, particularly in South Korea, as well as favorable loss ratios and membership growth in the global health benefits business and higher net investment income, partially offset by higher administrative expenses.  The increase also reflects a lower effective tax rate in 2010 as a result of the capital management strategy discussed below.

During the first quarter of 2010, the Company’s International segment implemented a capital management strategy to permanently invest the prospective earnings of its Hong Kong operations overseas, which resulted in a decrease to segment earnings of $10 million. The Company implemented a similar strategy for its South Korean operation in 2009, which resulted in an increase to segment earnings of $36 million.  These permanently invested earnings are generally deployed in these countries, and where possible, other foreign jurisdictions, in support of the liquidity and capital needs of the Company’s foreign operations.  This strategy does not materially limit the Company’s ability to meet its liquidity and capital needs in the United States.  As of December 31, 2011 the Company’s cash and cash equivalents in its foreign operations were $461 million, and permanently reinvested earnings were approximately $289 million.   Repatriation of foreign cash via a dividend of the previously-designated permanently reinvested earnings would result in a charge representing the U.S. taxes due on the repatriation.

Throughout this discussion, the impact of foreign currency movements was calculated by comparing the reported results to what the results would have been had the exchange rates remained constant with the prior year’s comparable period exchange rates.  The favorable impacts in 2011 using 2010 rates, as well as  2010 using 2009 rates, primarily reflects the movement between the U.S. dollar and the South Korean won.

Revenues

Premiums and fees.  Excluding the effect of foreign currency movements, premiums and fees were $2.9 billion in 2011 compared with reported premiums and fees of $2.3 billion in 2010, an increase of 28%.  The increase is primarily attributable to higher membership from new sales, rate increases and the acquisition of Vanbreda International in the global health benefits business as well as new sales growth in the supplemental health, life and accident business, particularly in South Korea and Taiwan.

Excluding the effect of foreign currency movements, premiums and fees were $2.2 billion in 2010 compared with reported premiums and fees of $1.9 billion in 2009, an increase of 16%.  The increase was primarily attributable to new sales growth in the supplemental health, life and accident insurance operations, particularly in South Korea, and rate increases and membership growth in the global health benefits business.

Net investment income increased by 17% in 2011, compared with 2010, and 19% in 2010, compared with 2009.  These increases were primarily due to asset growth in South Korea and favorable foreign currency movements in South Korea.

Benefits and Expenses

Excluding the impact of foreign currency movements, benefits and expenses were $2.7 billion in 2011, compared to reported benefits and expenses of $2.1 billion in 2010, an increase of 29%.  The increase was primarily due to business growth, the acquisition of Vanbreda International and higher loss ratios, primarily in the global health benefits business, reflecting less favorable claims experience and the addition of a few larger cases with higher loss ratios.

Excluding the impact of foreign currency movements, benefits and expenses were $2.0 billion in 2010, compared with reported benefits and expenses of $1.8 billion in 2009, an increase of 16%.  The increase was primarily due to business growth and higher claims in the supplemental health, life and accident insurance business, particularly in South Korea.

Loss ratios were higher in the global health benefits business in 2011 compared with 2010, reflecting less favorable claims experience and the addition of a few larger cases with inherently higher loss ratios.  Loss ratios were flat in the supplemental health, life and accident insurance business in 2011, compared with 2010.

Policy acquisition expenses increased in 2011 compared with 2010 as well as in 2010 compared with 2009 reflecting business growth and foreign currency movements.

Excluding the special items (presented in the table above), expense ratios were flat in 2011 compared with 2010, primarily due to higher revenues in the global health benefits business and in the supplemental health, life and accident insurance business, primarily in Korea, offset by strategic investments for future growth and costs to streamline operations.  Expense ratios increased in 2010 compared with 2009, reflecting the higher expense ratios associated with the service nature of the Vanbreda International business acquired in the third quarter of 2010.

Other Items Affecting International Results

For the Company’s International segment, South Korea is the single largest geographic market. South Korea generated 31% of the segment’s revenues and 50% of the segment’s earnings in 2011. Due to the concentration of business in South Korea, the International segment is exposed to potential losses resulting from economic and geopolitical developments in that country, as well as foreign currency movements affecting the South Korean currency, which could have a significant impact on the segment’s results and the Company’s consolidated financial results.

In November 2011, the Company acquired FirstAssist Group Holdings Limited (“FirstAssist”) for approximately $115 million. FirstAssist is based in the United Kingdom (“U.K.”) and provides travel and protection insurance services that the Company expects will enhance its supplemental health, life and accident business around the world.  The Company used available cash on hand for the purchase.  The earnings contribution of FirstAssist was immaterial in 2011, and is expected to be accretive in 2012.

Run-off Reinsurance Segment

Segment Description

This segment is predominantly comprised of guaranteed minimum death benefit (“GMDB”, also known as “VADBe”) and guaranteed minimum income benefit (“GMIB”) products.  The Company’s reinsurance operations were discontinued and are now an inactive business in run-off mode since the sale of the U.S. individual life, group life and accidental death reinsurance business in 2000.  In December 2010, the Company essentially exited from its workers’ compensation and personal accident reinsurance business by purchasing retrocessional coverage from a Bermuda subsidiary of Enstar Group Limited and transferring the ongoing administration of this business to the reinsurer.  See Note 3 to the Consolidated Financial Statements in this Form 8-K for further information regarding this transaction.   The 2010 special item loss reflects the after-tax costs of this transaction.  Segment results prior to this transaction also included results from its workers’ compensation and personal accident reinsurance business.

The determination of liabilities for GMDB and GMIB requires the Company to make critical accounting estimates.   The Company describes the assumptions used to develop the reserves for GMDB in Note 6 to the Consolidated Financial Statements and for the assets and liabilities associated with GMIB in Note 10 to the Consolidated Financial Statements.  The Company also provides the effects of hypothetical changes in those assumptions in the Critical Accounting Estimates section of the MD&A beginning on page 18 of this Form 8-K.

The Company excludes the results of the GMIB business from adjusted income from operations because the fair value of GMIB assets and liabilities must be recalculated each quarter using updated capital market assumptions.  The resulting changes in fair value, which are reported in shareholders’ net income, are volatile and unpredictable.

Results of Operations

(In millions)
Financial Summary	2011	2010	2009
Premiums and fees	$24	$25	$29
Net investment income	103	114	113
Other revenues	(4)	(158)	(283)
Segment revenues	123	(19)	(141)
Benefits and expenses	405	91	(419)
Income (loss) before income taxes (benefits)	(282)	(110)	278
Income taxes (benefits)	(99)	(136)	93
Segment earnings (loss)	(183)	26	185
Less: special items (after-tax) included in segment earnings:
Resolution of federal tax matters (See Note 19 to the Consolidated Financial Statements)	—	97	—
Loss on Reinsurance transaction (See Note 3 to the Consolidated Financial Statements)	—	(20)	—
Less: results of GMIB business	(135)	(24)	209
Adjusted loss from operations	$(48)	$(27)	$(24)
Realized investment gains (losses), net of taxes	$4	$5	$(2)

Segment results in 2011 reflected higher losses for the GMIB and GMDB businesses compared to 2010 due to the significant declines in interest rates, periods of high volatility, and less favorable equity market conditions during 2011.  In addition, segment results in 2010 reflect the favorable effect of resolving a federal tax matter.

Segment earnings declined significantly in 2010 compared with 2009, primarily due to the reduction in earnings from the GMIB business, partially offset by the gain resulting from the resolution of a federal tax matter and reduced charges in 2010 to strengthen GMDB reserves ($34 million after-tax for 2010, compared to $47 million after-tax for 2009).

For additional discussion of GMIB results, see “Benefits and Expenses” below.

Other Revenues

Other revenues consisted of gains and losses from futures contracts used in the GMDB equity hedge program for all years, and beginning in 2011, for the GMIB equity hedge program.  Other revenues in 2011 also included gains and losses from interest rate futures and LIBOR swap contracts used in the GMDB and GMIB hedge programs (see Note 12 to the Consolidated Financial Statements).  The components were as follows:

(In millions)	2011	2010	2009
GMDB - Equity Hedge Program	$(45)	$(157)	$(282)
GMDB - Growth Interest Rate Hedge Program	31	—	—
Other, including GMIB Hedge Programs	10	(1)	(1)
Total Other Revenues	$(4)	$(158)	$(283)

The hedging programs generally produce losses when equity markets and interest rates are rising and gains when equity markets and interest rates are falling.  Higher levels of equity market volatility resulted in losses in 2011, even though equity market levels were flat to slightly lower.  Amounts reflecting related changes in liabilities for GMDB contracts were included in benefits and expenses consistent with GAAP when a premium deficiency exists, resulting in no effect on shareholders’ net income (see below “Other Benefits and Expenses”).  Changes in liabilities for GMIB contracts, including the portion covered by the hedges, are recorded in GMIB fair value (gain) loss.

Benefits and Expenses

Benefits and expenses were comprised of the following:

(In millions)	2011	2010	2009
GMIB fair value (gain) loss	$234	$55	$(304)
Other benefits and expenses	171	36	(115)
Benefits and expenses	$405	$91	$(419)

GMIB fair value (gain) loss.  Under the GAAP guidance for fair value measurements, the Company’s results of operations are expected to be volatile in future periods because capital market assumptions needed to estimate the assets and liabilities for the GMIB business are based largely on market-observable inputs at the close of each reporting period including interest rates (LIBOR swap curve) and market-implied volatilities.  See Note 10 to the Consolidated Financial Statements for additional information about assumptions and asset and liability balances related to GMIB.

GMIB fair value losses of $234 million for 2011, were primarily due to a decline in both the interest rate used for projecting claim exposure (7-year Treasury rates) and the rate used for projecting market returns and discounting (LIBOR swap curve).

GMIB fair value losses of $55 million for 2010, were primarily due to declining interest rates , partially offset by increases in underlying account values resulting from favorable equity and bond fund returns.

GMIB fair value gains of $304 million for 2009, were primarily due to increases in interest rates and increases in underlying account values in the period resulting from favorable equity market and bond fund returns.  These favorable effects were partially offset by increases to the annuitization assumption and updates to the lapse assumptions.

The GMIB liabilities and related assets are calculated using an internal model and assumptions from the viewpoint of a hypothetical market participant.  This resulting liability (and related asset) is higher than the Company believes will ultimately be required to settle claims primarily because the Company does not believe that the market-observable interest rates used to project growth in account values of the underlying mutual funds reflect actual growth expected over the next 15 to 20 years (the time period over which GMIB claims are expected to occur).

However, the Company’s expectation that GMIB claim payments will be lower than the liability recorded at fair value may not be fully realized under certain circumstances.  For example, significant declines in mutual fund values that underlie the contracts together with declines in the 7-year Treasury Rates (used to determine claim payments) similar to what occurred periodically during the last few years would increase the expected amount of claims that would be paid out for contractholders who choose to annuitize.  It is also possible that such unfavorable market conditions would have an impact on the level of contractholder annuitizations, particularly if these unfavorable market conditions persisted for an extended period.

Other Benefits and Expenses are comprised of the following:

(In millions)	2011	2010	2009
Results of GMDB equity and growth interest rate hedging programs	$(14)	$(157)	$(282)
GMDB reserve strengthening	70	52	73
Other GMDB, primarily accretion of discount	82	85	87
GMDB benefit expense (income)	138	(20)	(122)
Loss on reinsurance of workers’ compensation and personal accident business	—	31	—
Other, including operating expenses	33	25	7
Other benefits and expenses (income)	$171	$36	$(115)

Other Benefits and Expenses

Capital market movements.  The increase in benefits expense in 2011 reflects significantly more unfavorable equity market conditions in 2011 compared to 2010 and 2009.   Due to the additional growth interest rate hedge in 2011, the expense included additional amounts due to declines in interest rates for the liability that is subject to the growth interest rate hedge.  As explained in Other revenues above, these changes do not affect shareholders’ net income because they are offset by gains or losses on futures contracts used to hedge equity market performance.

GMDB reserve strengthening.  The following highlights the impacts of GMDB reserve strengthening:

The 2011 reserve strengthening was primarily driven by:

•                  adverse impacts due to volatile equity market conditions. Volatility risk is not covered by the hedging programs. Also, the equity market volatility reduced the effectiveness of the hedging program for equity market exposures, in part because the market does not offer futures contracts that exactly match the diverse mix of equity fund investments held by contractholders.

•                  adverse interest rate impacts reflecting management’s consideration of the anticipated impact of  continuing low current short-term interest rates.  This evaluation also led management to lower the mean investment performance assumption for equity funds from 5% to 4.75% for those funds not subject to the growth interest rate hedge program.

•                  adverse impacts of overall market declines in the third quarter of 2011 that include an increase in the provision for expected future partial surrenders and declines in the value of contractholders’ non-equity investments such as bond funds, neither of which are included in the hedge programs.

The 2010 reserve strengthening primarily reflects management’s consideration of the anticipated impact of the continued low level of current short-term interest rates and, to a lesser extent, a reduction in assumed lapse rates for policies that have taken or are assumed to take significant partial withdrawals.  The 2009 reserve strengthening was primarily due to an increase in the provision for future partial surrenders due to overall market declines in the first quarter, adverse volatility-related impacts due to turbulent equity market conditions and adverse interest rate impacts.

See Note 6 to the Consolidated Financial Statements for additional information about assumptions and reserve balances related to GMDB.

Other, including operating expenses.  The increase in 2011 compared with 2010 was due to the reduced favorable impacts of reserve studies, and the increase in 2010 compared to 2009 was due to the reduced impact of favorable settlements and commutations on business that was ceded to Enstar Group Limited on December 31, 2010.

Segment Summary

The Company’s payment obligations for underlying reinsurance exposures assumed by the Company under these contracts are based on ceding companies’ claim payments.  For GMDB and GMIB, claim payments vary because of changes in equity markets and interest rates, as well as mortality and policyholder behavior.  Any of these claim payments can extend many years into the future, and the amount of the ceding companies’ ultimate claims, and therefore the amount of the Company’s ultimate payment obligations and corresponding ultimate collection from retrocessionaires may not be known with certainty for some time.

The Company’s reserves for underlying reinsurance exposures assumed by the Company, as well as for amounts recoverable from retrocessionaires, are considered appropriate as of December 31, 2011, based on current information.  However, it is possible that future developments, which could include but are not limited to worse than expected claim experience and higher than expected volatility, could have a material adverse effect on the Company’s consolidated results of operations and financial condition.  The Company bears the risk of loss if its payment obligations to cedents increase or if its retrocessionaires are unable to meet, or successfully challenge, their reinsurance obligations to the Company.

Other Operations Segment

Segment Description

Cigna’s Other Operations segment includes the results of the following businesses:

•                  corporate-owned life insurance (“COLI”);

•                  deferred gains recognized from the 1998 sale of the individual life insurance and annuity business and the 2004 sale of the retirement benefits business; and

•                  run-off settlement annuity business.

COLI has contributed the majority of earnings in Other Operations for the periods presented. The COLI regulatory environment continues to evolve, with various federal budget related proposals recommending changes in policyholder tax treatment.  Although regulatory and legislative activity could adversely impact our business and policyholders, management does not expect the impact to materially affect the Company’s results of operations, financial condition or liquidity.

Results of Operations

(In millions)
Financial Summary	2011	2010	2009
Premiums and fees	$114	$114	$112
Net investment income	400	404	407
Other revenues	55	60	64
Segment revenues	569	578	583
Benefits and expenses	451	454	466
Income before taxes	118	124	117
Income taxes	29	39	31
Segment earnings	89	85	86
Completion of IRS examination (See Note 19 to the Consolidated Financial Statements)	4	—	1
Adjusted income from operations	$85	$85	$85
Realized investment gains (losses), net of taxes	$6	$5	$(6)

Segment earnings increased in 2011 compared with 2010, reflecting a $4 million increase to earnings due to the completion of the Company’s 2007 and 2008 IRS examination during the first quarter of 2011.

Adjusted income from operations were flat in 2011 compared with 2010, reflecting higher COLI earnings due to higher interest margins, offset by lower earnings associated with the sold businesses due to the continued decline in deferred gain amortization.

Segment earnings and adjusted income from operations were flat in 2010 compared with 2009, reflecting an increase in COLI earnings driven by higher investment income and favorable mortality, primarily offset by the continued decline in deferred gain amortization associated with the sold businesses.

Revenues

Premiums and fees reflect fees charged primarily on universal life insurance policies in the COLI business.  Such amounts were relatively flat reflecting a stable block of business.

Net investment income decreased 1% in 2011 compared with 2010, and decreased 1% in 2010 compared with 2009 due to lower portfolio yields partially offset by higher average invested assets.

Other revenues  decreased 8% in 2011 compared with 2010 and decreased 6% in 2010 compared with 2009 primarily due to lower deferred gain amortization related to the sold retirement benefits and individual life insurance and annuity businesses.

For more information regarding the sale of these businesses see Note 7 of the Consolidated Financial Statements beginning on page 76 of this Form 8-K.

Corporate

Description

Corporate reflects amounts not allocated to other segments, such as net interest expense (defined as interest on corporate debt less net investment income on investments not supporting segment operations), interest on uncertain tax positions, certain litigation matters, intersegment eliminations, compensation cost for stock options and certain corporate overhead expenses such as directors’ expenses and, beginning in 2010, pension expense related to the Company’s frozen pension plans.

(In millions) Financial Summary	2011	2010	2009
Segment loss	$(184)	$(211)	$(142)
Less: special items (after-tax) included in segment loss:
Cost associated with HealthSpring acquisition	(28)	—	—
Resolution of Federal Tax Matter (See Note 19 to the Consolidated Financial Statements)	—	4	—
Loss on early extinguishment of debt (See Note 15 to the Consolidated Financial Statements)	—	(39)	—
Completion of IRS examination (See Note 19 to the Consolidated Financial Statements)	14	—	12
Adjusted loss from operations	$(170)	$(176)	$(154)

Corporate’s segment loss was lower in 2011 compared with 2010 primarily reflecting a tax benefit from completing the IRS examination and absence of the 2010 loss on debt extinguishment, partially offset by costs associated with the HealthSpring acquisition, all of which were reported as special items.

Corporate’s adjusted loss from operations was lower in 2011 compared with 2010 primarily reflecting decreased pension expense and lower tax adjustments related to postretirement benefits and compensation resulting from Health Care Reform. These factors were partially offset by increased net interest expense due to higher average borrowings outstanding in 2011.

Corporate’s segment loss and adjusted loss from operations were higher in 2010 compared with 2009 primarily reflecting:

•                       higher net interest expense, primarily driven by a higher long-term debt balance;

•                       tax adjustments related to postretirement benefits and compensation resulting from health care reform;

•                       pension expense related to the Company’s frozen pension plans which was reported in Corporate beginning in 2010; and

•                       for the segment loss, the after-tax loss on early extinguishment of debt of $39 million.

These unfavorable effects were partially offset by lower spending on strategic initiatives and lower directors’ deferred compensation expense.

LIQUIDITY AND CAPITAL RESOURCES

(In millions) Financial Summary	2011	2010	2009
Short-term investments	$225	$174	$493
Cash and cash equivalents	$4,690	$1,605	$924
Short-term debt	$104	$552	$104
Long-term debt	$4,990	$2,288	$2,436
Shareholders’ equity	$7,994	$6,356	$5,198

Liquidity

The Company maintains liquidity at two levels:  the subsidiary level and the parent company level.

Liquidity requirements at the subsidiary level generally consist of:

•                  claim and benefit payments to policyholders;

•                  operating expense requirements, primarily for employee compensation and benefits; and

•                  federal tax payments to the parent company under an intercompany tax sharing agreement.

The Company’s subsidiaries normally meet their operating requirements by:

•                  maintaining appropriate levels of cash, cash equivalents and short-term investments;

•                  using cash flows from operating activities;

•                  selling investments;

•                  matching investment durations to those estimated for the related insurance and contractholder liabilities; and

•                  borrowing from its parent company.

Liquidity requirements at the parent level generally consist of:

•                  debt service and dividend payments to shareholders;

•                  pension plan funding; and

•                  federal tax payments.

The parent normally meets its liquidity requirements by:

•                  maintaining appropriate levels of cash, cash equivalents and short-term investments;

•                  collecting dividends and federal tax payments from its subsidiaries;

•                  using proceeds from issuance of debt and equity securities; and

•                  borrowing from its subsidiaries.

 Cash flows for the years ended December 31, were as follows:

(In millions)	2011	2010	2009
Operating activities	$1,491	$1,743	$745
Investing activities	$(1,270)	$(1,342)	$(1,485)
Financing activities	$2,867	$274	$307

Cash flows from operating activities consist of cash receipts and disbursements for premiums and fees, mail order pharmacy and other revenues, gains (losses) recognized in connection with the Company’s GMDB equity hedge program, investment income, taxes, and benefits and expenses.

Because certain income and expense transactions do not generate cash, and because cash transactions related to revenue and expenses may occur in periods different from when those revenues and expenses are recognized in shareholders’ net income, cash flows from operating activities can be significantly different from shareholders’ net income.

Cash flows from investing activities generally consist of net investment purchases or sales and net purchases of property and equipment, which includes capitalized software, as well as cash used to acquire businesses.

Cash flows from financing activities are generally comprised of issuances and re-payment of debt at the parent level, proceeds on the issuance of common stock in the open market and resulting from stock option exercises, and stock repurchases.  In addition, the subsidiaries report net deposits/withdrawals to/from investment contract liabilities (that include universal life insurance liabilities) because such liabilities are considered financing activities with policyholders.

2011:

Operating activities

For the year ended December 31, 2011, cash flows from operating activities were greater than net income by $230 million.  Net income contains certain pre-tax income and expense items that neither provide nor use operating cash flow, including:

•                  GMIB fair value loss of $ 234 million;

•                  net charges related to special items of $40 million;

•                  tax benefits related to resolution of a federal tax matter of $33 million;

•                  depreciation and amortization charges of $ 345 million; and

•                  realized investment gains of $ 62 million.

Cash flows from operating activities were lower than net income excluding the items noted above by $294 million.  Excluding cash outflows of $45 million associated with the GMDB equity hedge program (which did not affect shareholders’ net income), cash flows from operating activities were lower than net income by $249 million.  This result primarily reflects domestic qualified pension contributions of $250 million

Cash flows from operating activities decreased by $252 million in 2011 compared with 2010.  Excluding the results of the GMDB equity hedge program (that did not affect net income), cash flows from operating activities decreased by $364 million.  This decrease in 2011 primarily reflects higher management compensation, income tax and pension payments in 2011 compared with 2010 and unfavorable operating cash flows in the Medicare IPFFS business in 2011 due to significant claim run-out compared to significant favorable operating cash flows from the growth of this business in 2010.  Operating cash flows were favorably affected in 2010 because paid claims on this business growth lagged premium collections.

Investing activities

Cash used in investing activities was $1.3 billion.  This use of cash primarily consisted of net purchases of investments of $746 million, cash used to fund acquisitions (net of cash acquired) of $114 million, and net purchases of property and equipment of $422 million.

Financing activities

Cash provided from financing activities primarily consisted of net proceeds from the issuance of long-term debt of $2.7 billion and proceeds on issuances of common stock of $734 million, primarily used to fund the acquisition of Healthspring, Inc. See the Capital Resources section for further information.  Financing activities also included net deposits to contractholder deposit funds of $145 million.  These inflows were partially offset by scheduled payments of debt of $451 million and common stock repurchases of $225 million.

2010:

Operating activities

For the year ended December 31, 2010, cash flows from operating activities were greater than net income by $460 million.  Net income contains certain income and expense items that neither provide nor use operating cash flow, including:

•                  GMIB fair value loss of $ 55 million;

•                  a pre-tax loss on the transfer of the workers’ compensation and personal accident business of $31 million;

•                  tax benefits related to the resolution of a federal tax matter of $101 million;

•                  depreciation and amortization charges of $ 292 million; and

•                  realized investment gains of $ 75 million.

Cash flows from operating activities were greater than net income excluding the items noted above by $258 million.  Excluding cash outflows of $157 million associated with the GMDB equity hedge program, (that did not affect shareholders’ net income) cash flows from operating activities were higher than net income by $415 million.  This result primarily reflects premium growth in the Health Care segment’s risk businesses due to significant new business in 2010 and tax payments lower than expense due to favorable effects of benefit plans (primarily pension) and deferred foreign earnings, partially offset by pension contributions of $212 million.

Cash flows from operating activities increased by $998 million in 2010 compared with 2009.  Excluding the results of the GMDB equity hedge program (that did not affect net income), cash flows from operating activities increased by $873 million.  This increase in 2010 primarily reflects premium growth in the Health Care segment’s risk businesses as noted above and earnings growth in the Health Care, Disability and Life and International segments as well as lower contributions to the qualified domestic pension plan ($212 million in 2010, compared with $410 million in 2009).  These favorable effects were partially offset by higher management compensation and income tax payments in 2010 compared with 2009.

Investing activities

Cash used in investing activities was $1.3 billion.  This use of cash primarily consisted of net purchases of investments of $503 million, cash used to fund acquisitions (net of cash acquired) of $344 million, net cash used to transfer the run-off workers’ compensation and personal accident assumed reinsurance business via a reinsurance transaction of $190 million, and net purchases of property and equipment of $ 300 million.

Financing activities

Cash provided from financing activities primarily consisted of net proceeds from the issuance of long-term debt of $543 million, partially offset by debt repayments of $270 million primarily to retire a portion of the 8.5% Notes due 2019 and the 6.35% Notes due 2018 as a result of the tender offers to bondholders.  See the Capital Resources section for more information.  Financing activities also included net deposits to contractholder deposit funds of $90 million and proceeds on issuances of common stock of $64 million.  These inflows were partially offset by common stock repurchases of $201 million.

Interest Expense

Interest expense on long-term debt, short-term debt and capital leases was as follows:

(In millions)	2011	2010	2009
Interest expense	$202	$182	$166

The increase in interest expense in 2011 was primarily due to higher average borrowings in 2011 from issuing debt in March and November 2011.

Capital Resources

The Company’s capital resources (primarily retained earnings and the proceeds from the issuance of debt and equity securities) provide protection for policyholders, furnish the financial strength to underwrite insurance risks and facilitate continued business growth.

Management, guided by regulatory requirements and rating agency capital guidelines, determines the amount of capital resources that the Company maintains.  Management allocates resources to new long-term business commitments when returns, considering the risks, look promising and when the resources available to support existing business are adequate.

The Company prioritizes its use of capital resources to:

•                  provide capital necessary to support growth and maintain or improve the financial strength ratings of subsidiaries;

•                  consider acquisitions that are strategically and economically advantageous; and

•                  return capital to investors through share repurchase.

The availability of capital resources will be impacted by equity and credit market conditions.  Extreme volatility in credit or equity market conditions may reduce the Company’s ability to issue debt or equity securities.

Sources of Capital

Debt Financings.  During 2011 and 2010, the Company entered into the following debt financings.  For further information on these debt financings, see Note 15 to the Consolidated Financial Statements.

•                  On November 10, 2011, the Company issued $2.1 billion of long-term debt to fund the HealthSpring acquisition as follows: $600 million of 5-Year Notes at 2.75%, $750 million of 10-Year Notes at 4%, and $750 million of 30-Year Notes at 5.375%.

•                  In June 2011, the Company entered into a new five-year revolving credit and letter of credit agreement for $1.5 billion that permits up to $500 million to be used for letters of credit.  The credit agreement includes options that are subject to consent by the administrative agent and the committing banks, to increase the commitment amount to $2 billion and to extend the term past June 2016.

•                  In March 2011, the Company issued $300 million of 10-Year Notes at 4.5% and $300 million of 30-Year Notes at 5.875%.  The proceeds were used for general corporate purposes, including the repayment of maturing debt in 2011.

•                  In December 2010, the Company issued $250 million of 10-Year Notes at 4.375%.  The proceeds of this debt were used to fund the tender offer for the Company’s 8.5% Senior Notes due 2019 and the 6.35% Senior Notes due 2018 (described further below under uses of capital).

•                  In May 2010, the Company issued $300 million of 10-Year Notes at 5.125%. The proceeds of this debt were used for general corporate purposes.

Equity Financing.   On November 16, 2011, the Company issued 15.2 million shares of its common stock at $42.75 per share.  Proceeds were $650 million ($629 million net of underwriting discount and fees).   The proceeds were used to fund the HealthSpring acquisition in January  2012.

Uses of Capital

Acquisitions.  In 2011, the Company paid approximately $115 million to acquire FirstAssist, and in 2010, the Company acquired Vanbreda International for $412 million.  The acquisitions were funded from available cash.  See Note 3 for further information.

Pension funding.  The Company contributed $250 million to its domestic qualified pension plans in 2011, $212 million in 2010 and $410 million in 2009.

Share repurchase. In 2011 the Company repurchased 5.3 million shares for approximately $225 million.  The total remaining share repurchase authorization as of February 23, 2012 was $522 million.  The Company repurchased 6.2 million shares for $201 million during 2010, and did not repurchase any shares in 2009.

Arbor funding.  The Company deployed $150 million of capital to its subsidiary, Cigna Arbor Life Insurance Company (“Arbor”) in support of an internal reinsurance transaction related to the GMDB and GMIB businesses.  See page 11 of this MD&A under “Run-off Operations” for additional discussion of this matter.

Repayments of long-term debt.  In 2011, the Company repaid $449 million in maturing long-term debt.  In December 2010, the Company settled approximately $270 million of outstanding debt (8.5% Notes and 6.35% Notes) through a tender offer process.  See Note 15 to the Consolidated Financial Statements for additional information.

Liquidity and Capital Resources Outlook

At December 31, 2011, there was approximately $3.8 billion in cash and short-term investments available at the parent company level.  In 2012, the parent company’s cash obligations are expected to consist of the following:

•                  Acquisition of HealthSpring for approximately $3.8 billion;

•                  scheduled interest payments of $246 million on outstanding long-term debt of $5.0 billion at December 31, 2011;

•                  contributions to the domestic qualified pension plan of $250 million; and

•                  approximately $100 million of commercial paper outstanding as of December 31, 2011.  The Company expects to have approximately $225 million outstanding as of March 31, 2012.

Based on cash on hand, current projections for dividends from the Company’s subsidiaries, as well as its ability to issue additional commercial paper, debt or equity securities in the capital markets, the Company expects to have sufficient liquidity to meet its obligations.

However, the Company’s cash projections may not be realized and the demand for funds could exceed available cash if:

•                  ongoing businesses experience unexpected shortfalls in earnings;

•                  regulatory restrictions or rating agency capital guidelines reduce the amount of dividends available to be distributed to the parent company from the insurance and HMO subsidiaries (including the impact of equity market deterioration and volatility on subsidiary capital);

•                  significant disruption or volatility in the capital and credit markets reduces the Company’s ability to raise capital or creates unexpected losses related to the GMDB and GMIB businesses;

•                  a substantial increase in funding over current projections is required for the Company’s pension plan; or

•                  a substantial increase in funding is required for the Company’s GMDB and GMIB equity and interest rate hedge programs.

In those cases, the Company expects to have the flexibility to satisfy liquidity needs through a variety of measures, including intercompany borrowings and sales of liquid investments.  The parent company may borrow up to $600 million from CGLIC without prior state approval.  In addition, the Company may use short-term borrowings, such as the commercial paper program and the committed line of credit agreement of up to $1.5 billion subject to the maximum debt leverage covenant in its line of credit agreement.  As of December 31, 2011, the Company had $1.4 billion of borrowing capacity under the credit agreement, reflecting $118 million of letters of credit issued as of December 31, 2011. Within the maximum debt leverage covenant in the line of credit agreement, the Company has approximately $3.7 billion of additional borrowing capacity in addition to the $5.1 billion of debt outstanding.

Though the Company believes it has adequate sources of liquidity, significant disruption or volatility in the capital and credit markets could affect the Company’s ability to access those markets for additional borrowings or increase costs associated with borrowing funds.

Solvency regulation.  Many states have adopted some form of the National Association of Insurance Commissioners (“NAIC”) model solvency-related laws and risk-based capital rules (“RBC rules”) for life and health insurance companies.  The RBC rules recommend a minimum level of capital depending on the types and quality of investments held, the types of business written and the types of liabilities incurred.  If the ratio of the insurer’s adjusted surplus to its risk-based capital falls below statutory required minimums, the insurer could be subject to regulatory actions ranging from increased scrutiny to conservatorship.

In addition, various non-U.S. jurisdictions prescribe minimum surplus requirements that are based upon solvency, liquidity and reserve coverage measures.  During 2011, the Company’s HMOs and life and health insurance subsidiaries, as well as non-U.S. insurance subsidiaries, were compliant with applicable RBC and non-U.S. surplus rules.

Unfunded Pension Plan Liability. As of  December 31, 2011, the unfunded pension liability was $1.8 billion, an increase from  December 31, 2010, reflecting a decline in discount rates of 100 basis points, and lower than expected asset returns, partially offset by pension contributions of $250 million in 2011.  Pension contributions in 2012 under the Pension Protection Act of 2006 are not expected to significantly change from the Company’s planned funding targets, since discount rates used for funding purposes are based on a 24-month moving average that is less susceptible to volatility than the rate required to be used to compute the liability for the financial statements.

Solvency II.  Cigna’s businesses in the European Union will be subject to the directive on insurance regulation and solvency requirements known as Solvency II. This directive will impose economic risk-based solvency requirements and supervisory rules and is expected to become effective in January 2014, although certain regulators are requiring companies to demonstrate technical capability and comply with increased capital levels in advance of the effective date.  Cigna’s European insurance companies are capitalized at levels consistent with projected Solvency II requirements and in compliance with anticipated technical capability requirements.

Guarantees and Contractual Obligations

The Company is contingently liable for various contractual obligations entered into in the ordinary course of business.  The maturities of the Company’s primary contractual cash obligations, as of December 31, 2011, are estimated to be as follows:

		Less than 1	1-3	4-5	After 5
(In millions, on an undiscounted basis)	Total	year	years	years	years
On-Balance Sheet:
Insurance liabilities:
Contractholder deposit funds	$7,251	$724	$943	$807	$4,777
Future policy benefits	11,149	462	1,031	943	8,713
Health Care medical claims payable	1,095	1,071	15	1	8
Unpaid claims and claims expenses	4,617	1,466	869	598	1,684
Short-term debt	104	104	—	—	—
Long-term debt	9,202	247	555	1,125	7,275
Other long-term liabilities	1,337	546	237	146	408
Off-Balance Sheet:
Purchase obligations	1,117	596	296	49	176
Operating leases	547	108	180	119	140
Total	$36,419	$5,324	$4,126	$3,788	$23,181

On-Balance Sheet:

•                  Insurance liabilities. Contractual cash obligations for insurance liabilities, excluding unearned premiums and fees, represent estimated net benefit payments for health, life and disability insurance policies and annuity contracts. Recorded contractholder deposit funds reflect current fund balances primarily from universal life customers.  Contractual cash obligations for these universal life contracts are estimated by projecting future payments using assumptions for lapse, withdrawal and mortality.  These projected future payments include estimated future interest crediting on current fund balances based on current investment yields less the estimated cost of insurance charges and mortality and administrative fees.  Actual obligations in any single year will vary based on actual morbidity, mortality, lapse, withdrawal, investment and premium experience.  The sum of the obligations presented above exceeds the corresponding insurance and contractholder liabilities of $17 billion recorded on the balance sheet because the recorded insurance liabilities reflect discounting for interest and the recorded contractholder liabilities exclude future interest crediting, charges and fees.  The Company manages its investment portfolios to generate cash flows needed to satisfy contractual obligations.  Any shortfall from expected investment yields could result in increases to recorded reserves and adversely impact results of operations.  The amounts associated with the sold retirement benefits and individual life insurance and annuity businesses, as well as the reinsured workers’ compensation and personal accident businesses, are excluded from the table above as net cash flows associated with them are not expected to impact the Company.  The total amount of these reinsured reserves excluded is approximately $6 billion.

•                  Short-term debt represents commercial paper, current maturities of long-term debt, and current obligations under capital leases.

•                  Long-term debt includes scheduled interest payments.  Capital leases are included in long-term debt and represent obligations for software licenses.

•                  Other long-term liabilities.  These items are presented in accounts payable, accrued expenses and other liabilities in the Company’s Consolidated Balance Sheets.  This table includes estimated payments for GMIB contracts, pension and other postretirement and postemployment benefit obligations, supplemental and deferred compensation plans, interest rate and foreign currency swap contracts, and certain tax and reinsurance liabilities.

Estimated payments of $94 million for deferred compensation, non-qualified and International pension plans and other postretirement and postemployment benefit plans are expected to be paid in less than one year.  The Company’s best estimate is that contributions to the qualified domestic pension plans during 2012 will be approximately $250 million.  The Company expects to make payments subsequent to 2012 for these obligations, however subsequent payments have been excluded from the table as their timing is based on plan assumptions which may materially differ from actual activities (see Note 9 to the Consolidated Financial Statements for further information on pension and other postretirement benefit obligations).

The above table also does not contain $52 million of gross liabilities for uncertain tax positions because the Company cannot reasonably estimate the timing of their resolution with the respective taxing authorities.  See Note 19 to the Consolidated Financial Statements for the year ended December 31, 2011 for further information.

Off-Balance Sheet:

•                  Purchase obligations.  As of December 31, 2011, purchase obligations consisted of estimated payments required under contractual arrangements for future services and investment commitments as follows:

(In millions)
Fixed maturities	$16
Commercial mortgage loans	162
Real estate	9
Limited liability entities (other long-term investments)	407
Total investment commitments	594
Future service commitments	523
Total purchase obligations	$1,117

The Company had commitments to invest in limited liability entities that hold real estate, loans to real estate entities or securities.  See Note 11(D) to the Consolidated Financial Statements for additional information.

Future service commitments include an agreement with IBM for various information technology (IT) infrastructure services.  The Company’s remaining commitment under this contract is approximately $162 million over the next 2 years.  The Company has the ability to terminate this agreement with 90 days notice, subject to termination fees.

The Company’s remaining estimated future service commitments primarily represent contracts for certain outsourced business processes and IT maintenance and support.  The Company generally has the ability to terminate these agreements, but does not anticipate doing so at this time.  Purchase obligations exclude contracts that are cancelable without penalty and those that do not specify minimum levels of goods or services to be purchased.

•                  Operating leases.  For additional information, see Note 21 to the Consolidated Financial Statements.

Guarantees

The Company, through its subsidiaries, is contingently liable for various financial and other guarantees provided in the ordinary course of business.  See Note 23 to the Consolidated Financial Statements for additional information on guarantees.

INVESTMENT ASSETS

The Company’s investment assets do not include separate account assets.  Additional information regarding the Company’s investment assets and related accounting policies is included in Notes 2, 10, 11,  12, 13, 14 and 17 to the Consolidated Financial Statements.

Fixed Maturities

Investments in fixed maturities include publicly traded and privately placed debt securities, mortgage and other asset-backed securities, preferred stocks redeemable by the investor, hybrid and trading securities.  Fair values are based on quoted market prices when available.  When market prices are not available, fair value is generally estimated using discounted cash flow analyses, incorporating current market inputs for similar financial instruments with comparable terms and credit quality.  In instances where there is little or no market activity for the same or similar instruments, the Company estimates fair value using methods, models and assumptions that the Company believes a hypothetical market participant would use to determine a current transaction price.

The prices the Company used to value investment assets are representative of prices that would be received to sell the assets at the measurement date (exit prices) and are classified appropriately in the fair value hierarchy.  The Company performs ongoing analyses of prices used to value invested assets to determine that they represent appropriate estimates of fair value.  This process involves quantitative and qualitative analysis that is overseen by the Company’s investment professionals, including reviews of pricing methodologies, judgments of valuation inputs, and assessments of the significance of any unobservable inputs, pricing statistics and trends.  These reviews are also designed to ensure prices do not become stale, have reasonable explanations as to why they have changed from prior valuations, or require additional review of other anomalies.  The Company also performs sample testing of sales values to confirm the accuracy of prior fair value estimates.  Exceptions identified during these processes indicate that adjustments to prices are infrequent and result in immaterial adjustments to the valuations.

The Company’s fixed maturity portfolio continues to be diversified by issuer and industry type, with no single industry constituting more than 10% of total invested assets as of December 31, 2011.

(In millions)	2011	2010
Federal government and agency	$958	$687
State and local government	2,456	2,467
Foreign government	1,274	1,154
Corporate	10,513	9,444
Federal agency mortgage-backed	9	10
Other mortgage-backed	80	88
Other asset-backed	927	859
Total	$16,217	$14,709

As of December 31, 2011, $14.9 billion, or 92%, of the fixed maturities in the Company’s investment portfolio were investment grade (Baa and above, or equivalent), and the remaining $1.3 billion were below investment grade.  The majority of the bonds that are below investment grade are rated at the higher end of the non-investment grade spectrum.  These quality characteristics have not materially changed during the year.

The net appreciation of the Company’s fixed maturity portfolio increased $696 million during 2011, driven by a decline in market yields.  Although asset values are well in excess of amortized cost, there are specific securities with amortized cost in excess of fair value by approximately $65 million as of December 31, 2011.  See note 11 to the Consolidated Financial Statements for further information.

Corporate fixed maturities includes private placement investments of $5.8 billion, which are generally less marketable than publicly-traded bonds, but yields on these investments tend to be higher than yields on publicly-traded bonds with comparable credit risk.  The Company performs a credit analysis of each issuer, diversifies investments by industry and issuer and requires financial and other covenants that allow the Company to monitor issuers for deteriorating financial strength and pursue remedial actions, if warranted.  Also included in corporate fixed maturities are investments in companies that are domiciled or have significant business interests in European countries with the most significant political or economic concerns (Portugal, Italy, Ireland, Greece, and Spain).  Fixed maturity investments in these companies represent approximately $350 million at December 31, 2011, have an average quality rating of BAA and are diversified by industry sector.  Financial institutions comprised less than 5% of investments in these companies.

The Company invests in high quality foreign government obligations, with an average quality rating of AA as of  December 31, 2011.  These investments are primarily concentrated in Asia consistent with the geographic distribution of the international business operations, including government obligations of South Korea, Indonesia, Taiwan and Hong Kong.  Foreign government obligations also include $136 million of investments in European sovereign debt, including $8 million in countries with the most significant political or economic concerns (Portugal, Italy, Ireland, Greece, and Spain).

The Company’s investment in state and local government securities is diversified by issuer and geography with no single exposure greater than $35 million.  The Company assesses each issuer’s credit quality based on a fundamental analysis of underlying financial information and does not rely solely on statistical rating organizations or monoline insurer guarantees.  As of December 31, 2011, 97% of the Company’s investments in these securities were rated A3 or better excluding guarantees by monoline bond insurers, consistent with December 31, 2010.  As of December 31, 2011, approximately 64% or $1,564 million of the Company’s total investments in state and local government securities were guaranteed by monoline bond insurers, providing additional credit quality support.  The quality ratings of these investments with and without this guaranteed support as of December 31, 2011 were as follows:

		As of December 31, 2011
		Fair Value
(In millions)	Quality Rating	With Guarantee	Without Guarantee
State and local governments	Aaa	$129	$129
	Aa1-Aa3	1,157	1,101
	A1-A3	237	290
	Baa1-Baa3	41	21
	Ba1-Ba3	—	21
	Not available	—	2
Total state and local governments		$1,564	$1,564

As of December 31, 2011, the Company’s investments in other asset and mortgage-backed securities totaling $1,016 million included $520 million of investment grade private placement securities guaranteed by monoline bond insurers.  Quality ratings without considering the guarantees for these other asset-backed securities were not available.

As of December 31, 2011, the Company had no direct investments in monoline bond insurers.  Guarantees provided by various monoline bond insurers for certain of the Company’s investments in state and local governments and other asset-backed securities as of December 31, 2011 were:

(In millions)	As of December 31, 2011
Guarantor	Indirect Exposure
National Public Finance Guarantee	$1,261
Assured Guaranty Municipal Corp	610
AMBAC	174
Financial Guaranty Insurance Co.	39
Total	$2,084

Commercial Mortgage Loans

The Company’s commercial mortgage loans are fixed rate loans, diversified by property type, location and borrower to reduce exposure to potential losses.  Loans are secured by high quality commercial properties and are generally made at less than 75% of the property’s value at origination of the loan.  In addition to property value, debt service coverage, building tenancy and stability of cash flows are all important financial underwriting considerations.  Property type, location, quality, and borrower are all important underwriting considerations as well.  The Company holds no direct residential mortgage loans and does not securitize or service mortgage loans.

The Company completed its annual in depth review of its commercial mortgage loan portfolio during the second quarter of 2011. This review included an analysis of each property’s year-end 2010 financial statements, rent rolls, operating plans and budgets for 2011, a physical inspection of the property and other pertinent factors.  Based on property values and cash flows estimated as part of this review, and considering updates for loans where material changes were subsequently identified, the overall health of the portfolio improved from 2010, consistent with recovery in many of the commercial real estate markets.

Based on this review and subsequent portfolio activity, the average loan-to-value ratio improved to 70% and the debt service coverage ratio was estimated to be 1.40 at December 31, 2011. The average loan-to-value ratio decreased from 74% as of December 31, 2010, and the debt service coverage ratio increased from 1.38 as of December 31, 2010.  The decrease in average loan-to-value ratio generally reflects increased valuations for the majority of the underlying properties.  Valuation changes varied by property type as apartments and hotels demonstrated the strongest recovery, retail and office properties showed modest improvement and industrial properties exhibited a slight decline.  The slight increase in debt service coverage ratio reflects greater demand for apartments and hotels, partially offset by slower recovery in leasing rates on industrial properties and ongoing portfolio activity.

Commercial real estate capital markets remain most active for well leased, quality commercial real estate located in strong institutional investment markets.  The vast majority of properties securing the mortgages in Cigna’s mortgage portfolio possess these characteristics.  While commercial real estate fundamentals continued to improve in 2011, the improvement has varied across geographies and property types.  A broad recovery is dependent on continued improvement in the national economy.

The following table reflects the commercial mortgage loan portfolio as of December 31, 2011 summarized by loan-to-value ratio primarily based on the annual loan review completed during the second quarter of 2011.

Loan-to-Value Distribution

	Amortized Cost
Loan-to-Value Ratios	Senior	Subordinated	Total	% of Mortgage Loans
Below 50%	$299	$43	$342	10%
50% to 59%	537	33	570	17%
60% to 69%	854	51	905	28%
70% to 79%	517	44	561	17%
80% to 89%	397	5	402	12%
90% to 99%	275	—	275	8%
100% or above	246	—	246	8%
Totals	$3,125	$176	$3,301	100%

As summarized above, $176 million or 5% of the commercial mortgage loan portfolio is comprised of subordinated notes which were fully underwritten and originated by the Company using its standard underwriting procedures and are secured by first mortgage loans. Senior interests in these first mortgage loans were then sold to other institutional investors. This strategy allowed the Company to effectively utilize its origination capabilities to underwrite high quality loans with strong borrower sponsorship, limit individual loan exposures, and achieve attractive risk adjusted yields. In the event of a default, the Company would pursue remedies up to and including foreclosure jointly with the holders of the senior interests, but would receive repayment only after satisfaction of the senior interest.

In the table above, there are four loans in the “100% or above” category with an aggregate carrying value of $84 million that exceeds the value of their underlying properties by $6 million.  All of these loans have a current debt service coverage of 1.0 or greater, along with significant borrower commitment.

The commercial mortgage portfolio contains approximately 165 loans, including four impaired loans, totaling $195 million, that are classified as problem loans, resulting in an aggregate default rate of 5.9%. All of the remaining loans continue to perform under their contractual terms.   The Company has $529 million of loans maturing in the next twelve months.  Given the quality and diversity of the underlying real estate, positive debt service coverage and significant borrower cash investment averaging nearly 30%, the Company remains confident that the vast majority of borrowers will continue to perform as expected under the contract terms.

Other Long-term Investments

The Company’s other long-term investments include $963 million in security partnership and real estate funds as well as direct investments in real estate joint ventures.  The funds typically invest in mezzanine debt or equity of privately held companies (securities partnerships) and equity real estate.  Given its subordinate position in the capital structure of these underlying entities, the Company assumes a higher level of risk for higher expected returns.  To mitigate risk, investments are diversified across approximately 70 separate partnerships, and approximately 45 general partners who manage one or more of these partnerships.  Also, the funds’ underlying investments are diversified by industry sector or property type, and geographic region.  No single partnership investment exceeds 8% of the Company’s securities and real estate partnership portfolio.

Although the total fair values of investments exceeded their carrying values as of December 31, 2011, the fair value of the Company’s ownership interest in certain funds that are carried at cost was less than carrying value by $44 million. Fund investment values continued to improve, but remained at depressed levels reflecting the impact of declines in value experienced predominantly during 2008 and 2009 due to economic weakness and disruption in the capital markets, particularly in the commercial real estate market. The Company expects to recover its carrying value over the average remaining life of these investments of approximately 6 years.  Given the current economic environment, future impairments are possible; however, management does not expect those losses to have a material effect on the Company’s results of operations, financial condition or liquidity.

Problem and Potential Problem Investments

“Problem” bonds and commercial mortgage loans are either delinquent by 60 days or more or have been restructured as to terms, which could include concessions by the Company for modification of interest rate, principal payment or maturity date.  “Potential problem” bonds and commercial mortgage loans are considered current (no payment more than 59 days past due), but management believes they have certain characteristics that increase the likelihood that they may become problems.  The characteristics management considers include, but are not limited to, the following:

•                  request from the borrower for restructuring;

•                  principal or interest payments past due by more than 30 but fewer than 60 days;

•                  downgrade in credit rating;

•                  collateral losses on asset-backed securities; and

•                  for commercial mortgages, deterioration of debt service coverage below 1.0 or value declines resulting in estimated loan-to-value ratios increasing to 100% or more.

The Company recognizes interest income on problem bonds and commercial mortgage loans only when payment is actually received because of the risk profile of the underlying investment.  The amount that would have been reflected in net income if interest on non-accrual investments had been recognized in accordance with the original terms was not significant for 2011 or 2010.

The following table shows problem and potential problem investments at amortized cost, net of valuation reserves and write-downs:

	December 31, 2011			December 31, 2010
(In millions)	Gross	Reserve	Net	Gross	Reserve	Net
Problem bonds	$40	$(13)	$27	$86	$(39)	$47
Problem commercial mortgage loans (1)	224	(19)	205	90	(4)	86
Foreclosed real estate	34	—	34	59	—	59
Total problem investments	$298	$(32)	$266	$235	$(43)	$192

Potential problem bonds	$36	$(10)	$26	$40	$(10)	$30
Potential problem commercial mortgage loans	141	—	141	305	(8)	297
Total potential problem investments	$177	$(10)	$167	$345	$(18)	$327

(1) At December 31, 2011, includes a $10 million restructured loan classified in Other long-term investments that was previously reported in commercial mortgage loans.

Net problem investments represent 1.3% of total investments excluding policy loans at December 31, 2011.  Net problem investments increased by $74 million during 2011 due primarily to deterioration of commercial mortgage loans previously considered in good standing or reclassified from potential problem loans, partially offset by the partial sale of a foreclosed real estate property.

Net potential problem investments represent .8% of total investments excluding policy loans at December 31, 2011.   Net potential problem investments decreased by $160 million during 2011, reflecting results from the annual in-depth commercial mortgage loan portfolio review and loan modification, payoff, and refinancing activity.

During the second quarter 2011, the Company restructured a $65 million potential problem mortgage loan into two loans, including a $55 million loan at current market terms and a $10 million loan at a below market interest rate.  This restructure resulted in a $65 million reduction to potential problem mortgage loans and a $10 million increase to problem mortgage loans.  See Note 11 to the Consolidated Financial Statements for further information.

Commercial mortgage loans are considered impaired when it is probable that the Company will not collect all amounts due according to the terms of the original loan agreement.  In the above table, problem and potential problem commercial mortgage loans totaling $195 million (net of valuation reserves) at December 31, 2011, are considered impaired. During 2011, the Company recorded a $16 million pre-tax ($11 million after-tax) increase to valuation reserves on impaired commercial mortgage loans.  See Note 11 to the Consolidated Financial Statements of this Form 10-K  for additional information regarding impaired commercial mortgage loans.

Included in after-tax realized investment results were changes in valuation reserves and asset write-downs related to commercial mortgage loans and investments in real estate entities as well as other-than-temporary impairments on fixed maturity and equity securities as follows:

(In millions)	2011	2010
Credit-related (1)	$18	$24
Other	16	1
Total (2)	$34	$25

(1)  Credit-related losses include other-than-temporary declines in fair value of fixed maturities and equity securities, and changes in valuation reserves and asset write-downs related to commercial mortgage loans and investments in real estate entities.  The amount related to credit losses on fixed maturities for which a portion of the impairment was recognized in other comprehensive income was immaterial.

(2) Other-than-temporary impairments on fixed maturities of $17 million in 2011 are included in both the credit related and other categories above.  Other-than-temporary impairments on fixed maturities in 2010 were immaterial.

Investment Outlook

The financial markets continue to be impacted by economic uncertainty in the United States and Europe, however, asset values increased during 2011, reflecting a decrease in market yields.  Future realized and unrealized investment results will be impacted largely by market conditions that exist when a transaction occurs or at the reporting date.  These future conditions are not reasonably predictable.  Management believes that the vast majority of the Company’s fixed maturity investments will continue to perform under their contractual terms, and that declines in their fair values below carrying value are temporary.  Based on the strategy to match the duration of invested assets to the duration of insurance and contractholder liabilities, the Company expects to hold a significant portion of these assets for the long term.  Future credit-related losses are not expected to have a material adverse effect on the Company’s financial condition or liquidity.

While management believes the commercial mortgage loan portfolio is positioned to perform well due to its solid aggregate loan-to-value ratio, strong debt service coverage and minimal underwater positions, broad commercial real estate market fundamentals continue to be under stress reflecting a slow economic recovery.  Should these conditions remain for an extended period or worsen substantially, it could result in an increase in problem and potential problem loans. Given the current economic environment, future impairments are possible; however, management does not expect those losses to have a material adverse effect on the Company’s financial condition or liquidity.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Cigna Corporation and its subsidiaries (the “Company”) and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include, but are not limited to, the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, the Company’s strategic initiatives, litigation and other legal matters, operational improvement initiatives in the health care operations, and the outlook for the Company’s full year 2012 and beyond results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should” or similar expressions.

By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.                                       increased medical costs that are higher than anticipated in establishing premium rates in the Company’s Health Care operations, including increased use and costs of medical services;

2.                                       increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on the Company’s businesses;

3.                                       challenges and risks associated with implementing operational improvement initiatives and strategic actions in the ongoing operations of the businesses, including those related to: (i) growth in targeted geographies, product lines, buying segments and distribution channels, (ii) offering products that meet emerging market needs, (iii) strengthening underwriting and pricing effectiveness, (iv) strengthening medical cost and medical membership results, (v) delivering quality service to members and health care professionals using effective technology solutions and (vi) lowering administrative costs;

4.                                       the ability to successfully complete the integration of acquired businesses, including the acquired HealthSpring businesses by, among other things, operating Medicare Advantage coordinated care plans and HealthSpring’s prescription drug plan, retaining and growing membership, realizing revenue, expense and other synergies, renewing contracts on competitive terms, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel;

5.                                       the ability of the Company to execute its growth plans by successfully leveraging its capabilities and those of the businesses acquired in serving the Seniors segment;

6.                                       the possibility that the acquired HealthSpring business may be adversely affected by economic, business and/or competitive factors;

7.                                       risks associated with pending and potential state and federal class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging the Company’s businesses, including disputes related to payments to health care professionals, government investigations and proceedings, and tax audits and related litigation;

8.                                       heightened competition, particularly price competition, that could reduce product margins and constrain growth in the Company’s businesses, primarily the Health Care business;

9.                                       risks associated with the Company’s mail order pharmacy business that, among other things, includes any potential operational deficiencies or service issues as well as loss or suspension of state pharmacy licenses;

10.                                 significant changes in interest rates or sustained deterioration in the commercial real estate markets;

11.                                 downgrades in the financial strength ratings of the Company’s insurance subsidiaries, that could, among other things, adversely affect new sales and retention of current business; downgrades in financial strength ratings of reinsurers, that could result in increased statutory reserves or capital requirements of the Company’s insurance subsidiaries;

12.                                 limitations on the ability of the Company’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

13.                                 inability of the hedge programs adopted by the Company to substantially reduce equity market and certain interest rate risks in the run-off reinsurance operations;

14.                                 adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating the Company’s liabilities for reinsurance contracts covering guaranteed minimum death benefits under certain variable annuities;

15.                                 adjustments to the assumptions (including interest rates, annuity election rates and amounts collectible from reinsurers) used in estimating the Company’s assets and liabilities for reinsurance contracts covering guaranteed minimum income benefits under certain variable annuities;

16.                                 significant stock market declines, that could, among other things, result in increased expenses for guaranteed minimum income benefit contracts, guaranteed minimum death benefit contracts and the Company’s pension plans in future periods as well as the recognition of additional pension obligations;

17.                                 significant deterioration in economic conditions and significant market volatility, that could have an adverse effect on the Company’s operations, investments, liquidity and access to capital markets;

18.                                 significant deterioration in economic conditions and significant market volatility, that could have an adverse effect on the businesses of our customers (including the amount and type of health care services provided to their workforce, loss in workforce and our customers’ ability to pay their obligations) and our vendors (including their ability to provide services);

19.                                 adverse changes in state, federal and international laws and regulations, including health care reform legislation and regulation that could, among other items, affect the way the Company does business, increase costs, limit the ability to effectively estimate, price for and manage medical costs, and affect the Company’s products, services, market segments, technology and processes;

20.                                 amendments to income tax laws, that could affect the taxation of employer-provided benefits, the taxation of certain insurance products such as corporate-owned life insurance, or the financial decisions of individuals whose variable annuities are covered under reinsurance contracts issued by the Company;

21.                                 potential public health epidemics, pandemics, natural disasters and bio-terrorist activity, that could, among other things, cause the Company’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;

22.                                 risks associated with security or interruption of information systems, that could, among other things, cause operational disruption;

23.                                 challenges and risks associated with the successful management of the Company’s outsourcing projects or key vendors; and

24.                                 the unique political, legal, operational, regulatory and other challenges associated with expanding our business globally.

This list of important factors is not intended to be exhaustive.  Other sections of the Form 10-K, including the “Risk Factors” section, and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude the Company from realizing the forward-looking statements.  The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Management’s Annual Report on Internal Control over Financial Reporting

Management of Cigna Corporation is responsible for establishing and maintaining adequate internal controls over financial reporting.  The Company’s internal controls were designed to provide reasonable assurance to the Company’s management and Board of Directors that the Company’s consolidated published financial statements for external purposes were prepared in accordance with generally accepted accounting principles.  The Company’s internal control over financial reporting include those policies and procedures that:

(i)                                   pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets and liabilities of the Company;

(ii)                                provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorization of management and directors of the Company; and

(iii)                             provide reasonable assurance regarding prevention or timely detection of unauthorized acquisitions, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.

Management assessed the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2011.  In making this assessment, Management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. Based on management’s assessment and the criteria set forth by COSO, it was determined that the Company’s internal controls over financial reporting are effective as of December 31, 2011.

The Company’s independent registered public accounting firm, PricewaterhouseCoopers, has audited the effectiveness of the Company’s internal control over financial reporting, as stated in their report located on page 123 in this Form 8-K.